Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

among:

CANCER GENETICS, INC.,
a Delaware corporation;

CGI ACQUISITION, INC.,
a Minnesota corporation; and

STEMONIX, INC.,
a Minnesota corporation

Dated as of August 21, 2020

-i-

-ii-

-iii-

Section 10.8	Notices	89
Section 10.9	Cooperation	90
Section 10.10	Severability	90
Section 10.11	Other Remedies; Specific Performance	90
Section 10.12	Construction	90

EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions
Exhibit B	Articles of Incorporation of the Surviving Corporation
Exhibit C	Amendment to Certificate of Incorporation of CGI
Exhibit D	Company Shareholder Written Action
Exhibit E	Exchange Ratio Calculation Spreadsheet
Exhibit F	Net Cash Schedule

Schedule A	Directors of CGI
Schedule B	Officers of CGI
Schedule C	Directors and Officers of Surviving Corporation
Schedule D	Pro Forma Calculation of CGI Common Stock to be Issued in the Merger

Company Disclosure Schedule
CGI Disclosure Schedule

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INDEX OF DEFINED TERMS

Acquisition Inquiry	A-1
Acquisition Proposal	A-1
Acquisition Transaction	A-1
Additional Financial Statements	69
Agreement	2
Allocation Certificate	78
Anticipated Closing Date	A-1
Applicable Time	A-1
Bankruptcy Exception	33
Board of Directors	A-2
Business Day	A-2
CARES Act	A-2
Cash and Cash Equivalents	A-2
Cash Dispute Notice	77
Certifications	37
CGI	1
CGI Associate	A-2
CGI Board Recommendation	72
CGI Common Stock	A-2
CGI Contract	A-2
CGI Disclosure Schedule	35
CGI Intellectual Property	42
CGI Leased Real Property	41
CGI Material Adverse Effect	A-2
CGI Material Contract	47
CGI Options	A-3
CGI Outstanding Equity	A-3
CGI Percentage	A-3
CGI Permits	48
CGI Preferred Stock	A-3
CGI Privacy and Data Security Requirements	45
CGI Products	47
CGI Real Property Lease	41
CGI SEC Documents	38
CGI Stock Plans	37
CGI Stockholder Approval	58
CGI Stockholders’ Meeting	73
CGI Tax Opinion	78
CGI Third Party Intellectual Property	42
CGI Triggering Event	A-3
CGI Warrants	A-3
Closing	2
Closing Date	2
COBRA	A-3
Code	A-3
Company	1
Company Associate	A-3
Company Board Recommendation	72
Company Capital Stock	A-3
Company Common Stock	A-3
Company Contract	A-4
Company Disclosure Schedule	9
Company Financials	13
Company Intellectual Property	16
Company Leased Real Property	16

-v-

Company Material Adverse Effect	A-4
Company Material Contract	21
Company Most Recent Balance Sheet	13
Company Options	A-4
Company Outstanding Equity	A-4
Company Percentage	A-4
Company Permits	22
Company Preferred Stock	A-4
Company Privacy and Data Security Requirements	19
Company Products	22
Company Public Company Financials	A-5
Company Real Property Lease	15
Company Shareholder Approval	33
Company Shareholder Written Action	71
Company Stock Certificate	6
Company Stock Option Plan	11
Company Tax Opinion	78
Company Third Party Intellectual Property	16
Company Triggering Event	A-5
Company Warrants	A-5
Company’s Shareholder Agreement	A-5
Confidentiality Agreement	A-5
Consent	A-5
Contemplated Transactions	A-5
Contract	A-5
Convertible Notes	A-5
COVID-19	A-5
D&O Indemnified Parties	75
Data Protection Laws	19
Deemed Outstanding CGI Common Stock	A-6
DGCL	A-5
Dissenting Shares	8
Effect	A-2
Effective Time	3
Encumbrance	A-6
End Date	86
Entity	A-6
Environmental Law	A-6
ERISA	A-6
ERISA Affiliate	A-6
Exchange Act	A-6
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	A-6
Exchange Ratio Calculation Spreadsheet	A-6
Existing CGI D&O Policies	57
Existing Company D&O Policies	31
FDA	22
Form S-4	A-7
GAAP	13
Governmental Authority	A-7
Governmental Authorization	A-7
Governmental Body	A-7
Grant Date	28

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Hazardous Materials	A-7
HIPAA	24
Intellectual Property	A-7
Intended Tax Treatment	77
Investor Agreements	79
IRS	A-8
Key Employee	A-8
Knowledge	A-8
Legal Proceeding	A-8
Legal Requirement	A-8
Letter of Transmittal	6
Liability	21
Liens	34
Liquidation Preference Elimination	84
MBCA	A-8
Merger	1
Merger Consideration	A-8
Merger Shares	A-9
Merger Sub	1
Multiemployer Plan	A-9
Multiple Employer Plan	A-9
Net Cash	A-9
Net Cash Adjustment	79
Net Cash Adjustment Threshold	A-9
Net Cash Response Date	79
Net Cash Schedule	A-9
Ordinary Course of Business	A-9
Outstanding Shares Certificate	80
Party	A-9
Person	A-9
Personal Information	A-9
PPPHCEA	A-10
Pre-Closing Period	61
Preferred Stock Conversion	84
Privacy Contracts	A-10
Privacy Statement	A-10
Private Placement	80
Proxy Statement	A-10
Relief Payments	A-10
Representatives	A-10
Required CGI Stockholder Vote	57
Required Company Shareholder Vote	32
Sarbanes-Oxley Act	A-10
SEC	A-10
Securities Act	A-10
Series A Preferred Stock	A-10
Series B Preferred Stock	A-10
Shareholder	A-10
Subsidiary	A-10
Superior Offer	A-11
Surviving Corporation	1
Systems	A-11
Tax	A-11
Tax Return	A-11
Trade Secrets	A-8
Transfer Taxes	77
Treasury Regulations	A-11
WARN Act	29

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement And Plan Of Merger And Reorganization (this “Agreement”) is entered into as of August 21, 2020, among Cancer Genetics, Inc., a Delaware corporation (“CGI”), CGI Acquisition, Inc., a Minnesota corporation and wholly owned subsidiary of CGI (“Merger Sub”), and StemoniX, Inc., a Minnesota corporation (the “Company”). Certain capitalized terms used in this Agreement which are not otherwise defined herein are defined in Exhibit A.

RECITALS

(A)	CGI and the Company intend to merge Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the MBCA. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation as a wholly owned subsidiary of CGI.

(B)	For U.S. federal income Tax purposes, CGI, Merger Sub and the Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and that CGI, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

(C)	The Board of Directors of CGI (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, the issuance of shares of CGI Common Stock to the shareholders of the Company and the amendment to CGI’s Certificate of Incorporation pursuant to the terms of this Agreement, are advisable, fair to, and in the best interests of CGI and its stockholders, (ii) has recommended that the Board of Directors of CGI approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger, the issuance of shares of CGI Common Stock to the shareholders of the Company and the amendment to CGI’s Certificate of Incorporation pursuant to the terms of this Agreement, and (iii) has recommended, subject to approval by the Board of Directors of CGI, that CGI submit the issuance of shares of CGI Common Stock to the shareholders of the Company and the amendment to CGI’s Certificate of Incorporation pursuant to the terms of this Agreement to the stockholders of CGI and recommend that the stockholders of CGI approve the issuance of shares of CGI Common Stock to the shareholders of the Company and the amendment to CGI’s Certificate of Incorporation pursuant to the terms of this Agreement.

(D)	The Board of Directors of Merger Sub (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of Merger Sub and its sole shareholder, (ii) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) has recommended the approval and adoption of this Agreement to CGI as the sole shareholder of Merger Sub, and (iv) has directed that this Agreement be submitted to the sole shareholder of Merger Sub for approval and adoption.

(E)	The Board of Directors of the Company (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of the Company and its shareholders, (ii) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) has recommended the approval and adoption of this Agreement to the shareholders of the Company, and (iv) has directed that this Agreement be submitted to the shareholders of the Company for approval and adoption.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DESCRIPTION OF TRANSACTION

Section 1.1      Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease and the Company will continue its existence under the laws of the State of Minnesota as the surviving corporation in the Merger (the “Surviving Corporation”) and by virtue of the Merger and without further act or deed, shall possess and be vested with all rights, privileges, powers, franchises, and properties and be subject to all the obligations, restrictions, liabilities, debts, and duties of the Company and Merger Sub.

Section 1.2      Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and in the applicable provisions of the MBCA. As a result of the Merger, the Company will become a wholly owned Subsidiary of CGI.

Section 1.3     Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, Article VII, and Article VIII, the consummation of the Merger (the “Closing”) shall be accomplished remotely by email (in PDF or other acceptable format) transmission to the respective offices of legal counsel for the Parties of the requisite documents (duly executed where required, delivered upon actual confirmed receipt), as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last of the conditions set forth in Article VI, Article VII, and Article VIII to be satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time and date as CGI and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Minnesota the Articles of Merger with respect to the Merger, satisfying the applicable requirements of the MBCA and in a form reasonably acceptable to CGI and the Company. The Merger shall become effective at the time of the filing of such Articles of Merger with the Secretary of State of the State of Minnesota or at such later time as may be specified in such Articles of Merger as mutually agreed between CGI and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 1.4        Articles of Incorporation and Bylaws; Directors and Officers.

(a)       At the Effective Time:

(i)       (A) the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit B, until thereafter amended as provided by the MBCA and such Articles of Incorporation and (B) the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub as of immediately prior to the Effective Time, except that the name shall be changed to StemoniX, Inc.; and

(ii)       the Parties shall, to the extent required for the listing of CGI Common Stock on the NASDAQ Capital Market, take all necessary action such that CGI shall file an amendment to its Certificate of Incorporation substantially in the form attached hereto as Exhibit C, with such amendment to be effective immediately prior to (A) the Effective Time, (B) the Preferred Stock Conversion pursuant to Section 7.6 and (C) the conversion of the Convertible Notes pursuant to Section 7.10.

(b)       Prior to the Closing, but to be effective at the Effective Time, the Board of Directors of CGI shall take all such action (including securing resignations of the existing members of the Board of Directors other than those designated by CGI as set forth in Schedule A hereto) necessary to cause the Board of Directors of CGI to be constituted as set forth on Schedule A hereto, with each person referenced on Schedule A hereto to serve until his or her respective successor is duly elected and qualified.

(c)       The Parties shall take all necessary action such that immediately following the Closing, the officers of CGI shall be the officers set forth in Schedule B, each to hold office in accordance with the Certificate of Incorporation and bylaws of CGI until their respective successors are duly appointed.

(d)       The Parties shall take all necessary action such that immediately following the Closing, the directors and officers of the Surviving Corporation shall be the directors and officers set forth in Schedule C, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

Section 1.5       Conversion of Company Common Stock, Assumption of Company Options, Cancellation of Company Warrants and Conversion of Merger Sub Capital Stock .

(a)       It is the intent of the Parties that following the Closing, but without regard to the Private Placement, the holders of (i) CGI Common Stock, (ii) in-the-money CGI Options, if any, and (iii) in-the-money CGI Warrants, if any (it being agreed that there are no in-the-money CGI Options or CGI Warrants as of the date hereof), in each case as of immediately prior to the Merger, shall own the CGI Percentage of the Deemed Outstanding CGI Common Stock immediately after the Effective Time and the holders of (i) Company Common Stock (after the conversion to Company Common Stock of all (A) Company Preferred Stock as contemplated by Section 5.12 and (B) Company Convertible Notes as contemplated by Section 7.10), (ii) in-the-money Company Options, and (iii) in-the-money Company Warrants, in each case as of immediately prior to the Merger, shall own the Company Percentage of the Deemed Outstanding CGI Common Stock immediately after the Effective Time (less the effect of the payment of cash in lieu of any fractional share of CGI Common Stock). It is also understood that “in-the-money” shall be measured by the price at which the relevant security is converted, convertible or exercisable at the Effective Time. Accordingly, at the Effective Time, by virtue of the Merger and without any further action on the part of CGI, Merger Sub, the Company or any stockholder of CGI, Merger Sub or the Company, subject to Section 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time, including shares of Company Common Stock issued upon the conversions contemplated by Section 5.12 (excluding Dissenting Shares) and Section 7.10, shall be converted solely into the right to receive a number of validly issued, fully paid and non-assessable shares of CGI Common Stock equal to the Exchange Ratio (for the avoidance of doubt, such issued shares of CGI Common Stock will be adjusted, effective immediately prior to the Effective Time, for any reverse split required for listing thereof on the NASDAQ Capital Market). Annexed hereto as Schedule D is a schedule which on a pro forma basis calculates the aggregate number of Merger Shares as if CGI Outstanding Equity was 3,074,385, the Company received total proceeds of $6,000,000 in the convertible note offering, the Company Shareholder Approval had been obtained, and there was no net cash adjustment pursuant to Section 5.13.

(b)       If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with the Company (except for the Company’s Shareholder Agreement, and other than those shares (if any) which, as a result of the Merger, shall, by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture shall lapse), then the shares of CGI Common Stock issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the book-entry entitlements representing such shares of CGI Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, CGI is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c)       No fractional shares of CGI Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.5(a), and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of CGI Common Stock (after aggregating all fractional shares of CGI Common Stock issuable to such holder and, for the avoidance of doubt, after taking into account any adjustment effective immediately prior to the Effective Time for any reverse split required for listing CGI Common Stock on the NASDAQ Capital Market) shall, in lieu thereof and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), if any, be entitled to receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of CGI Common Stock on the Nasdaq Stock Market on the last complete trading day prior to the date of the Effective Time.

(d)       All Company Options outstanding immediately prior to the Effective Time under the Company Stock Option Plan shall be exchanged for options to purchase CGI Common Stock in accordance with Section 5.5(a). In consideration of, among other things, the entry into this Agreement by CGI, the Company, and Merger Sub and the consummation of the Contemplated Transactions and each Company Option holder’s entitlement to receive options to purchase CGI Common Stock in accordance with Section 5.5(a), each holder of Company Options shall execute and deliver to CGI a release in the form substantially similar to the LOT Release. Such release shall be effective as of the Effective Time and shall be a condition precedent to such holder’s receipt of options to purchase CGI Common Stock pursuant to this Agreement.

(e)      All Company Warrants outstanding immediately prior to the Effective Time shall be automatically cancelled and each Company Warrant holder will be entitled to receive the same consideration such Company Warrant holder would have received had they exercised the Company Warrant immediately prior to the Merger, less an amount equal to the aggregate purchase price that would have been payable in connection with the exercise.

(f)       Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub, if any, evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(g)     If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or CGI Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, no adjustment to the Exchange Ratio shall be made as a result of the conversion of shares of Company Preferred Stock into shares of Company Common Stock pursuant to Section 5.12.

Section 1.6       Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock or Company Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section 1.7. From and after the Effective Time, the holders of Company Stock Certificates outstanding immediately prior to the Effective Time will cease to have any rights with respect to the Company Common Stock and/or Company Preferred Stock, as applicable, represented by any Company Stock Certificates except as otherwise provided for herein or by applicable law.

Section 1.7       Surrender of Certificates.

(a)       Prior to the Closing Date, CGI and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger, which shall be Continental Stock Transfer & Trust Company, CGI’s transfer agent, unless otherwise mutually agreed by the Parties (the “Exchange Agent”). At or promptly following the Effective Time, CGI shall deposit with or otherwise make available to the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, the Merger Shares issuable pursuant to Section 1.5 in exchange for the outstanding shares of Company Common Stock pursuant to this Section 1.7. The shares of CGI Common Stock and any dividends or distributions received by the Exchange Agent with respect to such shares are referred to collectively as the “Exchange Fund.”

(b)       Promptly, and in any event within five Business Days, after the Effective Time, the Parties shall cause the Exchange Agent to mail to Persons who were holders of record of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as CGI may reasonably specify (including, if applicable, a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) (a “Letter of Transmittal”); and (ii) instructions for effecting the surrender of Company Stock Certificates (or if required in accordance with the last sentence of this Section 1.5(b), affidavits of loss in lieu thereof), if applicable, in exchange for CGI Common Stock in uncertificated book-entry form. Upon submission to the Exchange Agent of a duly executed Letter of Transmittal, together with a valid surrender of a Company Stock Certificate (or an affidavit of loss in lieu thereof), if applicable, and such other documents as may be reasonably required by the Exchange Agent or CGI: (A) the holder of such Company Common Stock and/or Company Preferred Stock shall be entitled to receive in exchange therefor the number of whole shares of CGI Common Stock that such holder has the right to receive (and cash in lieu of any fractional share of CGI Common Stock) pursuant to the provisions of Section 1.5; and (B) any Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive whole shares of CGI Common Stock (and cash in lieu of any fractional share of CGI Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, CGI may, in its discretion and as a condition precedent to the delivery of any shares of CGI Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate in a form reasonably satisfactory to CGI and the Exchange Agent and post a bond indemnifying CGI against any claim suffered by CGI related to the lost, stolen or destroyed Company Stock Certificate or any CGI Common Stock issued in exchange therefor as CGI may reasonably request. In consideration of, among other things, the entry into this Agreement by CGI, the Company, and Merger Sub and the consummation of the Contemplated Transactions and each Company Common Stock holder’s and Company Warrant holder’s entitlement to receive the Merger Consideration payable pursuant to this Agreement, each holder of Company Common Stock and Company Warrant shall execute and deliver to CGI a release in the form set forth in the Letter of Transmittal, which obligation may be satisfied by the execution and delivery of the Letter of Transmittal in accordance with this Section 1.7(b) (the “LOT Release”). The LOT Release shall be effective as of the Effective Time and shall be a condition precedent to such holder’s receipt of the Merger Consideration pursuant to this Agreement.

(c)      No dividends or other distributions declared or made with respect to CGI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of CGI Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate (or complies with the lost stock certificate provisions) in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive, solely in accordance with this Section 1.7(c), such dividends and distributions, without interest, with respect to whole shares of CGI Common Stock such holder has a right to receive in the Merger). Following surrender of such Company Stock Certificate (or compliance with the lost stock certificate provisions), there shall be paid to such holder of whole shares of CGI Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CGI Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of CGI Common Stock with a record date after the Effective Time but prior to such surrender and a payment date after such surrender. For all purposes of dividends and other distributions in respect of shares of CGI Common Stock, all whole shares of CGI Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of CGI Common Stock were issued and outstanding as of the Effective Time.

(d)     Any portion of the Exchange Fund that remains undistributed to holders (as of immediately prior to the Effective Time) of Company Common Stock as of the date 180 days after the Closing Date shall be delivered to CGI upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to CGI (subject to any applicable abandoned property law, escheat law or similar law) for satisfaction of their claims for CGI Common Stock, cash in lieu of fractional shares of CGI Common Stock and any dividends or distributions with respect to shares of CGI Common Stock.

(e)     Each of CGI, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time or any other Person that is entitled to receive Merger Consideration pursuant to this Article I, such amounts as are reasonably determined to be required to be withheld or deducted under the Code or any other state, local or foreign Tax Legal Requirement with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including IRS Form W-9 (or the appropriate form in the IRS Form W-8 series, as applicable) from any recipient of Merger Consideration hereunder. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

(f)      No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of CGI Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

Section 1.8       Dissenters’ Rights.

(a)      Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time that are held by any shareholder who has not voted in favor of the Merger or consented thereto and properly asserted dissenters’ rights with respect to such shares of Company Capital Stock in accordance with Section 473 of the MBCA and, as of the Effective Time, has neither effectively withdrawn or otherwise lost such shareholders dissenters’ rights pursuant to the MBCA (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive the per share amount of the Merger Consideration described in Section 1.5 in respect of such Dissenting Shares. Such shareholder shall be entitled only to those rights as are granted by Section 471 of the MBCA. If any such shareholder shall fail to perfect or otherwise shall have withdrawn or lost their right to assert dissenters’ rights with respect to such shares of Company Capital Stock under the MBCA, or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 471 of the MBCA, then the right of such shareholder to be paid the fair value of such shareholder’s Dissenting Shares under Section 471 of the MBCA shall cease and such Dissenting Shares shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the Merger Consideration in respect of such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b)       The Company shall give CGI prompt written notice of any demands by dissenting shareholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and CGI shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of CGI (which will not be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 1.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company and Merger Sub, then the officers and directors of each of the Surviving Corporation and CGI shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub and otherwise) to take any and all such action.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to CGI and Merger Sub that, except as set forth in the written disclosure schedule delivered by the Company to CGI (the “Company Disclosure Schedule”), the statements contained in this Article II are true and correct as of the date hereof. The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably apparent on its face that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Company Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business.

Section 2.1        Subsidiaries; Due Organization; Etc.

(a)       The Company has no Subsidiaries, and the Company does not own any capital stock of, or any equity, ownership or profit interest of any nature in any other Entity. The Company has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)       The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to: own, lease, license and use its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(c)       The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)       Part 2.1(d) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all jurisdictions in which the Company is qualified to do business, (ii) all jurisdictions in which the Company has an office, (iii) the directors of the Company, and (iv) the officers of the Company.

Section 2.2      Articles of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has delivered to CGI accurate and complete copies of the Articles of Incorporation, bylaws and other organizational documents, including all currently effective amendments thereto, for the Company. Part 2.2 of the Company Disclosure Schedule lists, and the Company has delivered to CGI accurate and complete copies of: (a) the charters of all committees of the Company’s boards of directors; and (b) any code of conduct or similar policy adopted by the Company or by its Board of Directors, or any committees of its Board of Directors. The Company has not taken any action in breach or violation of any of the provisions of its Articles of Incorporation, bylaws or other organizational documents nor is the Company in breach or violation of any of the material provisions of its Articles of Incorporation, bylaws or other organizational documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.3      Capitalization, Etc.

(a)     As of the date hereof, the authorized capital stock of the Company consists of 90,600,000 shares of Company Common Stock and 9,400,000 shares of Company Preferred Stock; 4,700,000 shares of Company Preferred Stock have been designated as Series A Preferred Stock and 4,700,000 shares of Company Preferred Stock have been designated as Series B Preferred Stock. As of the date hereof, there are 2,472,031 shares of Company Common Stock validly issued and outstanding, 4,611,587 shares of Series A Preferred Stock validly issued and outstanding and 3,508,580 shares of Series B Preferred Stock validly issued and outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of the material terms of any agreement or understanding binding upon the Company at the time at which they were issued and were issued in compliance with the Articles of Incorporation, bylaws and other organizational documents of the Company and all applicable laws. Immediately prior to consummation of the Merger and after the conversion of the Company Preferred Stock, as a result of the Company Shareholder Approval (including the Preferred Stock Conversion), all of the outstanding Company Common Stock shall be validly issued and there shall be no other capital stock of the Company issued and outstanding. The Company represents that the treatment of each class of Company security reflected on Schedule D is accurate and complete.

(b)       Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, none of the outstanding shares of Company Common Stock or Company Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock or Company Preferred Stock is subject to any right of first refusal in favor of the Company. Except as set forth in Part 2.3(b) of the Company Disclosure Schedules, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock, and the Company is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Part 2.3(b) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and Company Preferred Stock, and specifies, with respect to such repurchase rights, each holder of Company Common Stock or Company Preferred Stock, the date of purchase of such Company Common Stock or Company Preferred Stock, the number of shares of Company Common Stock or Company Preferred Stock subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such Company Common Stock or Company Preferred Stock filed an election under Section 83(b) of the Code with respect to such Company Common Stock or Company Preferred Stock within 30 days of purchase. Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(c)      Except for the Company stock option plan identified in Part 2.3(c) of the Company Disclosure Schedule (the “Company Stock Option Plan”) and the awards issued thereunder, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Part 2.3(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionholder; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the applicable vesting schedule, including the number of vested and unvested shares; (vi) the date on which such Company Option expires; (vii) whether such Company Option is an “incentive stock option” (within the meaning of Section 422 of the Code) or a non-statutory stock option; and (viii) whether and to what extent the exercisability of each Company Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter. The Company has made available to CGI accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options. The Company has provided CGI with copies of any valuation reports, to the extent obtained, utilized for determining the exercise price of each Company Option for purposes of demonstrating compliance with Section 409A of the Code. All grants of Company Options were made in compliance in all material respects with all applicable laws.

(d)      Part 2.3(d) of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the warrantholder; (ii) the number of shares of Company Preferred Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has delivered or made available to CGI accurate and complete copies of all Company Warrants.

(e)      As of 9:00 a.m., Central Time on the date hereof, there are outstanding Convertible Notes in the principal amount of $6,500,312, bearing interest at a rate of 8% per annum, with accrued interest at July 31, 2020 of $43,017. The Company is not in default of any of its obligations pursuant to the Convertible Notes or the agreements under which they were issued, and there exists no act, event, occurrence or omission that exists, or with the passage of time would result in a default by the Company with respect to the Convertible Notes. Upon consummation of the Merger, the Convertible Notes will automatically convert to CGI Common Stock in accordance with and pursuant to the provisions of Section 2(b)(ii)(1)(A) of the Convertible Notes with no action or approval required from the holders of the Convertible Notes and without triggering redemption rights of the holders of the Convertible Notes. No other convertible securities of the Company are outstanding except as described in this Section 2.3. Immediately prior to consummation of the Merger, as a result of the Company Shareholder Approval (including the Preferred Stock Conversion) and the automatic conversion of the Convertible Notes, all of the outstanding Company Common Stock shall be validly issued and there shall be no other capital stock of the Company issued and outstanding.

(f)       Except for the outstanding Company Options or Company Warrants or as set forth on Part 2.3(e) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant, commitment or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(g)     All outstanding shares of Company Common Stock, Company Preferred Stock, Convertible Notes, options, warrants and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

Section 2.4       Financial Statements.

(a)      Part 2.4(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s unaudited balance sheet at December 31, 2019, and 2018, and the Company’s unaudited statements of operations and cash flows for the years ended December 31, 2019, and 2018 and the notes thereto and (ii) the Company’s unaudited balance sheet as of June 30, 2020 (the “Company Most Recent Balance Sheet”), together with the related unaudited statements of operations and cash flows for the six month period then ended, and any notes thereto (collectively, the “Company Financials“). The Company Financials (and when delivered, the Company Public Company Financials) (i) were (or in the case of the Company Public Company Financials, will have been) prepared based on the books and records of the Company and in accordance with United States general accepted accounting principles (“GAAP”) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present in all material respects the financial condition and operating results of the Company as of the dates and for the periods indicated therein.

(b)      The Company maintains a standard system of accounting established and administered in accordance with GAAP, and the Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) prevention or timely detection of the unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the Company’s financial statements, and (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)      Except as set forth on Part 2.4(c) of the Company Disclosure Schedule, since January 1, 2018, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 2.5       Absence of Changes. Since December 31, 2019, there has not been any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Part 2.5 of the Company Disclosure Schedule, after December 31, 2019 and on or before the date hereof:

(a)      there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of the Company (whether or not covered by insurance);

(b)      the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company;

(c)      the Company has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or the conversions contemplated by Section 5.12 and Section 7.10); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(c) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security except for the repurchase or reacquisition of shares pursuant to the Company’s rights arising upon an individual’s termination as an employee, director or consultant;

(d)     there has been no amendment to the Articles of Incorporation, bylaws or other organizational documents of the Company, and the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e)      the Company has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the Company Stock Option Plan; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f)      the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g)     the Company has not: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate;

(h)     the Company has not changed any of its accounting methods, principles or practices;

(i)       the Company has not made any material Tax election in a manner inconsistent with its prior practice, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(j)       the Company has not commenced or settled any Legal Proceeding;

(k)       the Company has not entered into any material transaction outside the Ordinary Course of Business;

(l)       the Company has not acquired any material assets or sold, leased, licensed or otherwise irrevocably disposed of any of its material assets or properties, including Intellectual Property, and there has not been any Encumbrance granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business;

(m)      the Company has not increased or modified the compensation or benefits payable, or to become payable, by the Company to any of its current of former directors, employees, or contractors outside the Ordinary Course of Business;

(n)     the Company has not received written notice that any executive or Key Employee of the Company plans to terminate his or her employment with the Company;

(o)       no employee of the Company has been furloughed, or had his or her hours of work or compensation reduced, directly or indirectly as a result of COVID-19;

(p)      there has been no entry into, amendment or termination of any Company Material Contract; and

(q)      the Company has not negotiated, agreed or committed to take any of the actions referred to in clauses “(b)” through “(p)” above (other than negotiations between the Parties to enter into this Agreement).

Section 2.6        Title to Assets; Condition and Sufficiency of Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by the Company free and clear of any Encumbrances, except for: (a) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s audited balance sheet at December 31, 2019; (b) immaterial liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company taken as a whole; and (c) liens described in Part 2.6 of the Company Disclosure Schedule. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other material items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are (i) sufficient for the continued conduct of the Company’s businesses after the Closing in substantially the same manner as conducted prior to the Closing and (ii) constitute all of the rights, property, and assets necessary to conduct the business of the Company as currently conducted.

Section 2.7       Real Property; Leasehold. The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Company Disclosure Schedule (each, a “Company Real Property Lease”) (a) as to which the Company has made available to CGI true, correct and complete copies of all such leases, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, (b) which are in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) in respect of which the Company is not in default (nor has any event, occurrence, condition or act occurred which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default). The Company enjoys peaceful and undisturbed possession of the premises that is the subject of each Company Real Property Lease (individually and collectively, a “Company Leased Real Property”), and has not granted any occupancy rights therein to any subtenants, licensees or any other Person. The Company has an enforceable leasehold interest in all Company Leased Real Property, in each case subject only to Liens that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. With respect to each Company Real Property Lease, all rents and additional rents due have been paid and no waiver, forbearance or postponement of the lessee’s obligations has been granted by the lessor. The Company has not received written notice from its landlords or any Governmental Authority that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; (iii) requests the performance of any repairs, alterations or other work to such properties; or (iv) relates to any eminent domain, condemnation, or similar proceeding pending or threatened against all or any portion of any Company Leased Real Property.

Section 2.8       Intellectual Property.

(a)       The Company owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property used in or necessary to conduct the business of the Company as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b)      The execution and delivery of this Agreement by the Company and the Closing will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned (or purported to be owned) by the Company (the “Company Intellectual Property”) that conveys an exclusive license or (ii) any license, sublicense or other agreement to which the Company is a party and pursuant to which the Company is authorized to use any third party’s Intellectual Property (the “Company Third Party Intellectual Property”), excluding licenses to use generally commercially available, off-the-shelf software programs. The Company Intellectual Property and Company Third Party Intellectual Property collectively constitute all Intellectual Property necessary for the Company to conduct its business as currently conducted and currently contemplated to be conducted. Except as set forth in Part 2.8(b) of the Company Disclosure Schedule, the Company is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in the Company Intellectual Property. The execution and delivery of this Agreement by the Company and the Closing will not, as a result of any Company Contract, result in CGI or the Company granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any Trade Secrets that would not have been granted or released absent such execution or consummation. The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any rights in any Company Intellectual Property or exclusively licensed Company Third Party Intellectual Property to any other Person (other than limited grants of rights under those Company Contracts set forth in Part 2.9(j) of the Company Disclosure Schedule).

(c)      Part 2.8(c)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered and applied-for trademarks, service marks, copyrights and domain names in which the Company has (or purports to have) an ownership interest (if any). Part 2.8(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, and domain names licensed to the Company. Subject to the limitations therein, Part 2.9(l) and Part 2.9(m) of the Company Disclosure Schedule set forth complete and accurate lists of licenses in respect of Company Third Party Intellectual Property and Company Intellectual Property, respectively.

(d)      All items of Intellectual Property set forth in Part 2.8(c)(i) of the Company Disclosure Schedule are subsisting and have not expired or been cancelled (unless indicated as such), all maintenance and renewal fees necessary to preserve such rights have been paid, and all granted rights are valid and enforceable to the best of the Company’s Knowledge. All items of Intellectual Property set forth in Part 2.8(c)(ii) of the Company Disclosure Schedule have been filed and maintained in compliance with all applicable Legal Requirements, and are subsisting and have not expired or been cancelled (unless indicated as such), all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights are valid and enforceable to the best of the Company’s Knowledge. The Company has implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property and Company Third Party Intellectual Property of a nature that the Company intends to keep confidential or is required to keep confidential. To the best of the Company’s Knowledge, the Company is not aware of any third party that is infringing, violating or misappropriating any of the Company Intellectual Property. The Company reserves the right to file, prosecute, maintain, abandon and/or assert Intellectual Property as the Company sees fit within its sole discretion, and nothing in this Agreement shall be construed as a representation, warranty, and/or an affirmative duty to file, prosecute, maintain, abandon and/or assert any of the Intellectual Property set forth herein.

(e)       The conduct of the business of the Company as currently conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party. Since January 1, 2017, the Company has not received any written claim or notice alleging any such infringement, violation or misappropriation. Without limiting the foregoing, there is no current or pending Legal Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company Intellectual Property or products or technologies, nor has the Company received any written notice asserting or suggesting that any such Company Intellectual Property, or the Company’s right to use, sell, license or dispose of any such Company Intellectual Property or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(f)       Except as set forth in Part 2.8(f) of the Company Disclosure Schedule, the Company is not bound by, and no Company Intellectual Property, is subject to, any Company Contract containing any covenant or other provision, or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of the Company to use, exploit, assert, enforce, sell, transfer or dispose of any such Company Intellectual Property anywhere in the world, in each case, in a manner that would materially limit the business of the Company as currently conducted or planned to be conducted.

(g)      All former and current employees, consultants and contractors of the Company who contribute or have contributed to the creation of any Company Intellectual Property have executed written instruments that assign to the Company all right, title and interest in and to any such Company Intellectual Property, a waiver of any rights that cannot be assigned to the Company (including any so-called moral rights or “droit-moral”), and confidentiality provisions protecting any information the Company intends to keep confidential.

(h)      No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (ii) in breach of any Contract with any former employer or other Person concerning Company Intellectual Property purported to be owned by the Company or confidentiality provisions protecting Trade Secrets and confidential information comprising Company Intellectual Property purported to be owned by the Company.

(i)       Except as identified in Part 2.8(i) of the Company Disclosure Schedule, no Company Intellectual Property was developed, in whole or in part (i) pursuant to or in connection with the development of any professional, technical or industry standard, (ii) under contract with or using the resources of any Governmental Body, academic institution or other entity that would subject any Company Intellectual Property to the rights of any Governmental Body, academic institution or other entity or (iii) under any grants or other funding arrangements with third parties.

(j)       Except as set forth in the Contracts listed on Part 2.9(l) and Part 2.9(m) of the Company Disclosure Schedule, (i) the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would reasonably be expected to be material to the Company or its business, and (ii) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.

(k)      The Systems that are used or relied on by the Company are adequate for the operation of the Company’s business as currently conducted, and contemplated to be conducted, are sufficient for the current needs of such business and the Company has purchased a sufficient number of license seats for all licensed software currently used by the Company. With respect to the Company’s Systems, (i) there has not been any material malfunction that has not been remedied or replaced, or any material unplanned downtime or service interruption; (ii) the Company has implemented or is in the process of implementing (or, in the exercise of reasonable business judgment, has determined that implementation is not yet in the best interest of the Company) in a timely manner all security patches or security upgrades that are generally available for the Company’s Systems; (iii) the Company has taken reasonable steps and implemented reasonable procedures to ensure that the Company’s Systems used in connection with the operation of the Company’s business are free from contaminants, including the use of commercially available antivirus software with the intention of protecting the Company’s Systems from becoming infected by viruses and other harmful code; and (iv) the Company has implemented reasonably appropriate security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring.

(l)       The Company’s collection, storage, use and disclosure of Personal Information is and since January 1, 2017, has been in compliance with all applicable Legal Requirements, including laws relating to the collection, use, storage, disclosure, privacy, security and protection of Personal Information (“Data Protection Laws”), all Company Privacy Statements, and all Privacy Contracts binding on the Company (collectively, the “Company Privacy and Data Security Requirements”). Since January 1, 2017, there have been no written allegations or claims received by the Company from any Governmental Body or any person of a breach of any of the Company Privacy and Data Security Requirements. To the Company’s Knowledge, since January 1, 2017, there has been no material destruction, loss, alteration, damage, unauthorized access or disclosure or illegal or unauthorized processing of any Personal Information in the Company’s possession, custody, or control that would require notification of affected individuals, any Governmental Body, or any other Person under the Company Privacy and Data Security Requirements.

(m)     The consummation of the Contemplated Transactions will not result in any violation of any of the Company Privacy and Data Security Requirements. The use of any Company Personal Information after the consummation of the Contemplated Transactions on the same terms and conditions applicable to the Company prior to the consummation of the Contemplated Transactions will not violate any Company Privacy and Data Security Requirements.

(n)     The Company maintains reasonable information security measures taking into account the Company’s size, complexity, costs of implementation, and the nature of the Company’s business operations as presently conducted that (i) include administrative, technical and physical safeguards designed to protect the security, confidentiality, and integrity of Personal Information and (ii) are designed to protect against accidental or unlawful destruction, loss, alteration, unauthorized acquisition of, or access to Company information resources or technology.

Section 2.9       Agreements, Contracts and Commitments. Part 2.9 of the Company Disclosure Schedule identifies, except for Company Contracts set forth in Part 2.13 of the Company Disclosure Schedule:

(a)       each Company Contract relating to the retention of, or the performance of services by, any individual consultant or independent contractor, not terminable by the Company on 90 or fewer days’ notice without liability;

(b)       each employment, management, service and/or consulting Contract providing for annual compensation in excess of $100,000;

(c)       each Company Contract providing for severance in excess of amounts required by law, retention, change in control or other similar payments;

(d)       each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between the Company and any of its officers or directors;

(e)       each Company Contract containing (i) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person or (ii) any exclusivity provisions binding on the Company;

(f)       each Company Contract relating to capital expenditures and involving obligations by the Company after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(g)       each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h)       each Company Contract relating to the borrowing of money or extension of credit in excess of $150,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(i)       each Company Contract involving payment or receipt by the Company in excess of $150,000 in the aggregate relating to (i) any distribution agreement or (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company;

(j)       each Company Contract involving (i) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, partnership, development or other agreement under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (ii) any Contract to license any third party to manufacture or produce any Company product, service or technology or any Contract to sell or commercialize any Company products or service except agreements with sales representatives in the Ordinary Course of Business;

(k)       each Company Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(l)       each Company Contract under which the Company is a licensee of or is otherwise granted by a third party any rights to use any Company Third Party Intellectual Property (other than (i) non-exclusive licenses of commercially available software with an annual license fee of less than $30,000 for each such agreement and (ii) agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements or the Company’s business);

(m)     each Company Contract under which the Company is a licensor or otherwise grants to a third party any rights to use any Company Intellectual Property or Company Third Party Intellectual Property (other than agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements); or

(n)       any other Company Contract (i) which involves payment or receipt by the Company under any such Contract of $150,000 or more in the aggregate or obligations after the date of this Agreement in excess of $150,000 in the aggregate or (ii) that is material to the business or operations of the Company.

The Company has delivered or made available to CGI accurate and complete (except for applicable redactions thereto) copies of all Company Material Contracts (as defined below), including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor, to the Company’s Knowledge, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Contracts to which the Company is a party or by which it is bound of the type described in clauses (a) through (n) above (any such Contract, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages, in each case which has had or would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any written notice of termination or cancellation under any Company Material Contract.

Section 2.10      Liabilities. As of the date hereof, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Company Most Recent Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Most Recent Balance Sheet in the Ordinary Course of Business and which are not in excess of $150,000 in the aggregate; (c) Liabilities for performance of obligations of the Company under Contracts (other than for breach thereof); (d) Liabilities described in Part 2.10 of the Company Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

Section 2.11     Compliance; Permits; Restrictions.

(a)       The Company is and, since January 1, 2017, has been in compliance with all Legal Requirements applicable to the Company, and, since January 1, 2017, has not received any written notice alleging any violation with respect to any Legal Requirements, except as, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company, or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)       Each of the current product candidates of the Company (the “Company Products”) is being, and at all times has been, developed, tested, manufactured, marketed, sold, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and applicable regulations enforced by the U.S. Food and Drug Administration (the “FDA”), including those requirements relating to current good manufacturing practices, good laboratory practices, good clinical practices, and the regulations of tissues and tissue products, 21 C.F.R. Parts 1270 and 1271, as applicable.

(c)       Neither the Company nor, to the Company’s Knowledge, any of its respective directors, officers, employees, agents or distributors, has at any time since January 1, 2017, violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable foreign law relating to anti-bribery or corruption matters. Since January 1, 2017, neither the Company nor, to the Company’s Knowledge, any of its respective directors, officers, employees, agents or distributors, has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or agent or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage that has or would be reasonably likely to result in a material violation of applicable Legal Requirements.

(d)      The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Part 2.11(d) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time. Except for the information and files identified in Part 2.11(d) of the Company Disclosure Schedule, the Company has made available to CGI all information requested by CGI in the Company’s possession or control relating to the Company Products and the development, clinical testing, manufacturing, importation and exportation of the Company Products, including complete copies of the following (to the extent there are any): (i) copies of all investigational new drug applications (“INDs”) submitted to the FDA, and all supplements to and amendments of such INDs; new drug applications; adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any drug regulatory agency; and meeting minutes with any drug regulatory agency; and (ii) similar notices, letters, filings, correspondence and meeting minutes with any other Governmental Body. To the Knowledge of the Company, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA.

(e)       All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its respective current products or product candidates, including the Company Products, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable drug regulatory agency and other applicable law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. The Company has complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to the Company. No preclinical or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or non-compliance reasons. Since January 1, 2017, the Company has not received any notices, correspondence, or other communications from any drug regulatory agency requiring, or to the Knowledge of the Company threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its respective current products or product candidates, including the Company Products, have participated. The Company is not aware of any studies, tests or trials the results of which the Company believes reasonably call into question (i) the study, test or trial results of any Company Products, (ii) the efficacy or safety of any Company Products or (iii) any of the Company’s filings with any Governmental Body.

(f)       The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither the Company nor any of it officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of the Company, threatened against the Company or any of its officers, employees or agents.

(g)      The Company has complied with all laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. The Company has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements to which the Company is a party or otherwise bound. The Company has created and maintained written policies and procedures to protect the privacy of all Protected Health Information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, to protect all Personal Information and Protected Health Information stored or transmitted in electronic form. The Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable laws have occurred with respect to information maintained or transmitted to the Company, or an agent or third party subject to a Business Associate Agreement with the Company. The Company is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 2.11(g) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

(h)      The Company is not subject to any investigation that is pending and of which the Company has been notified in writing or, to the Company’s Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. Section 3729), or (iii) any regulatory authority outside of the U.S. pursuant to any equivalent statute of such jurisdiction.

(i)       Neither the Company nor, to the Company’s Knowledge, any employee of the Company, has been convicted of any crime for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirements or authorized by 21 U.S.C. Section 335a(b) or any similar Legal Requirements, nor has the Company or, to the Company’s Knowledge, any employee of the Company, been convicted of any crime for which exclusion from participation in Medicare or state health care programs is mandated or authorized under 42 U.S.C. § 1320a-7, 42 C.F.R. part 1001 or any similar Legal Requirements.

Section 2.12      Tax Matters.

(a)       The Company (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to the Company, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Legal Requirements; provided, however, that regardless of what may be reported on any such Tax Returns, the Company makes no representation regarding the amount of any net operating losses, Tax credit, or charitable contribution carryovers that are available to it or have been reported by the Company for any federal, state or other Tax purposes; (ii) has paid all Taxes required to have been paid, whether or not shown as due on such Tax Returns, (iii) has adequate accruals and reserves, in accordance with GAAP, on the Company’s audited balance sheet at December 31, 2019, for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements; and (iv) has not received notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against the Company. Since December 31, 2019, the Company has not incurred any liability for Taxes other than in the Ordinary Course of Business.

(b)      The Company has never been the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes, and no Tax audit or other proceeding with respect to Taxes has been proposed against it in writing. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) in either case that is still outstanding. No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company has not filed Tax Returns claiming that the Company is subject to taxation by that jurisdiction.

(c)       The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, director, independent contractor, creditor, shareholder or other third party.

(d)       There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s audited balance sheet, in accordance with GAAP) on any of the assets of the Company.

(e)       The Company is not a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service providers) or sharing agreement (other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes). The Company is not, and has never been, a member of an affiliated group filing a consolidated U.S. federal income Tax Return. The Company is not liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract (other than credit or other commercial agreements the primary purposes of which do not relate to Taxes) or under applicable law, for any Tax of any Person other than the Company.

(f)       The Company has delivered or made available to CGI complete and accurate copies of all U.S. federal income Tax Returns of the Company (and any predecessor of the Company) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company (and any predecessor of the Company), with respect to U.S. federal income Tax and all other material Taxes.

(g)       The Company was not a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(h)       The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign law), change in method of accounting or use of an improper method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by the Company under Section 108(i) of the Code.

(i)       The Company has not entered into any transaction identified as a “listed transaction” within the meaning of Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) of the Treasury Regulations or any similar provision of state, local, or foreign law.

(j)       The Company has not taken or agreed to take any action, and to the Knowledge of the Company no fact or circumstance exists, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k)       The Company has (i) not deferred any portion of any payroll, social security, unemployment, withholding or other Taxes pursuant to the CARES Act or PPPHCEA or (ii) received any Relief Payments.

Section 2.13     Employee and Labor Matters; Benefit Plans.

(a)       The Company has made available to CGI accurate and complete copies of all currently effective employee manuals and handbooks and policy statements.

(b)       To the Knowledge of the Company, no officer or Key Employee of the Company intends to terminate his or her employment with the Company or has threatened or expressed in writing any intention to do so.

(c)       The Company is not a party to or bound by, and has no duty to bargain under, any collective bargaining agreement or other Contract with a labor organization, labor union, or similar organization, representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of the Company.

(d)       Part 2.13(d) of the Company Disclosure Schedule lists all Company Employee Plans. “Company Employee Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other plan, policy, program, contract, or arrangement, providing for bonus, equity-based, incentive, deferred compensation, compensation, consulting, excess benefit, retention, pension, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, life, disability, group insurance, employee assistance program, education or tuition assistance programs and other similar compensation, fringe or employee benefits, including any employment or executive compensation or severance agreements, in each case, whether written or unwritten, with or for the benefit of any present or former employee, director, or other service provider of the Company or any ERISA Affiliate that is maintained by, administered or contributed to by, or required to be contributed to by, the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any current or contingent liability. The Company has not made any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or to modify any Company Employee Plan.

(e)       With respect to each Company Employee Plan, the Company has made available to CGI a true and complete copy of, to the extent applicable, (i) such Company Employee Plan, including all amendments thereto (and in the case of an unwritten Company Employee Plan, a written description thereof), (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of the Company, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Company Employee Plan, (vi) the three most recent top heavy and nondiscrimination tests, and (vii) all records, notices and filings to or from the Company concerning IRS or Department of Labor or other Governmental Body audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code or other material correspondence.

(f)       Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received either a currently effective favorable determination letter with respect to such qualified status from the IRS, or is the subject of a favorable opinion letter from the IRS with respect to the form of such Company Employee Plan under Section 401(a) of the Code. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust. Neither the Company nor any of its ERISA Affiliates, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Employee Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any Company Employee Plan which would subject any such Company Employee Plan, the Company, or any ERISA Affiliates or CGI to a Tax, penalty or other liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g)       Each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA. Since January 1, 2016, all Company Employee Plans have been in all material respects in documentary and operational compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reformation Act of 2010.

(h)       No Company Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. No Company Employee Plan is a Multiemployer Plan, and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Company Employee Plan is a Multiple Employer Plan.

(i)       No Company Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement, (ii) death or retirement benefits under a Company Employee Plan qualified under Section 401(a) of the Code, or (iii) benefits through the end of the month of termination of employment, to the extent provided under the terms of the applicable Company Employee Plan.

(j)       With respect to Company Options granted pursuant to the Company Stock Option Plan, (i) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof), and any required stockholder approval by the necessary number of votes or written consents and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Company Option grant was made in accordance with the terms of the Company Stock Option Plan and all other applicable Legal Requirements, and (iv) the per-share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

(k)       Except as set forth in Part 2.13(k) of the Company Disclosure Schedule, neither the negotiation or execution of this Agreement nor the consummation of the Contemplated Transactions will, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Company or any ERISA Affiliate to severance pay or any other compensation or payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, officer or other service provider, (iii) require any contribution or payment to fund any obligation under any Company Employee Plan or (v) limit the right to merge, amend or terminate any Company Employee Plan. Neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(l)       No payment pursuant to any Company Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder) to the Company, including the grant, vesting or exercise of any stock option, that is made in accordance with the terms of such Company Employee Plan or other arrangement, would subject any Person to Tax pursuant to Section 409A(a)(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise. Each Company Employee Plan that is or has ever been a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in compliance in all respects with Section 409A of the Code and any proposed and final guidance promulgated under Section 409A of the Code.

(m)       The Company is and has been in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, work authorization, leaves of absence, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case in all material respects, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). The Company is not party to a conciliation agreement, consent decree or other agreement or order with any Governmental Body with respect to employment practices.

(n)       There are no actions, suits, claims or administrative matters pending or threatened against the Company or any of its employees relating to any current or former Company employee, any Company Employee Plan (except for individual claims for benefits payable in the ordinary course) or, to the Knowledge of the Company, any fiduciary of any Company Employee Plan with respect to such Company Employee Plan. There are no pending or threatened claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy.

(o)       The Company does not have any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee; (ii) any employee leased from another employer; or (iii) any employee currently or formerly classified as exempt from overtime wages.

(p)       The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied. No planned terminations prior to the Closing would trigger any notice or other obligations of the Company under the WARN Act or similar state or local law.

(q)       There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar union activity or dispute, affecting the Company or any of its employees and to the Knowledge of the Company no condition or circumstance exists, that would be likely to give rise to or provide a basis for commencement of any such strike, slowdown, work stoppage, lockout, job action, union, organizing activity question concerning representation or any similar union activity or dispute, affecting the Company or any of its employees.

(r)       The Company is not, and has not been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(s)       There is no contract, agreement, plan or arrangement, formal or informal, to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate, indemnify or gross up any employee for Taxes, including those paid pursuant to Section 4999 or 409A of the Code.

(t)       There have not been (i) any allegations or formal or informal complaints made to or filed with the Company related to sexual harassment or sexual misconduct that have been reported to the leadership of the Company; (ii) any other claims initiated, filed or, to Knowledge of the Company, threatened, against the Company related to sexual harassment or sexual misconduct; or (iii) to the Knowledge of the Company, any other allegations, formal or informal complaints or any other claims initiated, filed or threatened against any Person other than the Company related to sexual harassment or sexual misconduct, in each case by or against any current or former director, officer or management employee of the Company.

Section 2.14    Environmental Matters. The Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required, and the timely application for renewal or necessary modification of such permits and other Governmental Authorizations, under applicable Environmental Laws and compliance with the terms and conditions thereof, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2017, the Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that reasonably may be expected to prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (a) no current or prior Person who owns, leases, utilizes in its business or controls any property currently or formerly owned, leased, utilized in the business of or controlled by the Company has received any written notice or other communication, whether from a Governmental Body, citizens group, employee or other Person, that alleges that such property is not in compliance with any Environmental Law or that such Person has liability with respect to the condition of such property; (b) no property currently or formerly owned, leased, utilized for the business of or controlled by the Company has had a release of Hazardous Materials in material violation of or that reasonably would be expected to result in any material liability of the Company pursuant to Environmental Law; and (c) the Company has no material liability under any Environmental Law. No consent, approval, or Governmental Authorization or registration of filing with any Governmental Authority is required by Environmental Law in connection with the execution and delivery of this Agreement or the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to CGI true and correct copies of all material environmental reports, assessments, data, studies and correspondence in the possession or control of the Company with respect to any property currently or formerly owned, leased, utilized in the business of or controlled by the Company.

Section 2.15      Insurance.

(a)       The Company has made available to CGI accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect, and the Company is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company was, as of the date of such provision, accurate and complete in all material respects. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

(b)       The Company has made available to CGI accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing Company D&O Policies”). Part 2.15(b) of the Company Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company with respect to the Existing Company D&O Policies.

Section 2.16     Transactions with Affiliates. Part 2.16 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2017, between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 2.17      Legal Proceedings; Orders.

(a)       Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 2.17 of the Company Disclosure Schedule, the Company has provided CGI all pleadings related to such Legal Proceeding. The Company has complied with the requirements of each applicable insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b)       Except as set forth in Part 2.17(b) of the Company Disclosure Schedules, since January 1, 2017, no Legal Proceeding has been pending against the Company that resulted in material liability for the Company.

(c)       There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

Section 2.18      Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Board of Directors of the Company has: (a) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable, fair to, and in the best interests of the Company and its shareholders; (b) approved and declared advisable this Agreement and the Contemplated Transaction, including the Merger; (c) recommended the adoption and approval of this Agreement by the holders of Company Common Stock and Company Preferred Stock; and (d) directed that this Agreement be submitted for approval and adoption by the Company’s shareholders in connection with the solicitation of the Company Shareholder Approval (as defined below). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by CGI and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy Exception”).

Section 2.19      Inapplicability of Anti-takeover Statutes. The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 671 of the MBCA are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar state Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

Section 2.20    Vote Required. The affirmative vote (or action by written consent) (the “Company Shareholder Approval”) of (a) the holders of a majority of the voting power of Company Capital Stock outstanding, (b) the holders of sixty-five percent (65%) of the shares of Company Preferred Stock outstanding, and (c) the holders of a majority of the shares of the Series A Preferred Stock and Series B Preferred Stock, each voting separately as a class (the “Required Company Shareholder Vote”), are the only votes or consents of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement and approve the Merger and the other Contemplated Transactions and the matters set forth in Section 5.2(a) of this Agreement. Other than consummation of the Merger, the Company Shareholder Approval is the only action required in order to effectuate the Preferred Stock Conversion and the Liquidation Preference Elimination. The Company shall provide to the holders of Company Preferred Stock all material information necessary for the consideration and approval of the Preferred Stock Conversion and the Liquidation Preference Elimination.

Section 2.21      Non-Contravention; Consents.

(a)       The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation, bylaws or other organizational document of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a material penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature ("Liens”) on the Company’s assets under, any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company or any of its properties or assets may be bound, or (iii) subject to obtaining the Company Shareholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 2.21(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.21(b) having been made, conflict with or violate any Legal Requirement applicable to the Company or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.21(a) for any such conflicts, violations, breaches, rights of termination, Liens, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. Part 2.21(a) of the Company Disclosure Schedule lists all consents, waivers and approvals under any Company license or Contract to which the Company is a party or by which the Company or any of its properties or assets may be bound, required to be obtained in connection with the consummation of the Contemplated Transactions, and the absence of such consents, waivers and approvals has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b)       No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Shareholder Approval, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of The NASDAQ Stock Market, the U.S. Federal Food, Drug, and Cosmetic Act, and Antitrust Laws and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

Section 2.22 No Financial Advisor. Except for Northland Securities, Inc., no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company. Part 2.22 of the Company Disclosure Schedule sets forth any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission payable to Northland Securities, Inc.

Section 2.23 Disclosure. The information supplied or to be supplied by the Company for inclusion in the Form S-4 (including any Company Public Company Financials) will not, as of the date the Form S-4 is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, (a) contain any statement that is inaccurate or misleading with respect to any material facts or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

Section 2.24 Ownership of CGI Common Stock. Neither the Company nor, to the Company’s Knowledge, its “Affiliates” or “Associates” (as those terms are defined in Section 203 of the DGCL) is, will be, nor at any time during the last three (3) years has been, an “interested stockholder” of CGI (as defined in Section 203 of the DGCL).

Article III

REPRESENTATIONS AND WARRANTIES OF CGI AND MERGER SUB

CGI and Merger Sub represent and warrant to the Company that, except as set forth in (x) the (i) annual report on Form 10-K for the year ended December 31, 2019, filed by CGI on May 29, 2020 with the SEC and (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed by CGI on June 24, 2020 (as amended on July 6, 2020) and August 13, 2020, respectively, with the SEC or (y) the written disclosure schedule delivered by CGI to the Company (the “CGI Disclosure Schedule”), the statements contained in this Article III are true and correct as of the date hereof. The CGI Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any part or subpart of the CGI Disclosure Schedule shall qualify other sections and subsections in this Article III to the extent it is reasonably apparent on its face that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the CGI Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material (including for purposes of federal and state securities laws), has resulted in or would reasonably be expected to result in a CGI Material Adverse Effect, or is outside the Ordinary Course of Business.

Section 3.1 Subsidiaries; Due Organization; Etc.

(a)       CGI has no Subsidiaries except for Merger Sub, and CGI does not own any capital stock of, or any equity, ownership or profit interest of any nature in any other Entity. CGI has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. CGI has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)       Each of CGI and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to: own, lease, license and use its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(c)       Each of CGI and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate has not had and would not reasonably be expected to have a CGI Material Adverse Effect.

(d)       Part 3.1(d) of the CGI Disclosure Schedule sets forth a complete and accurate list of (i) all jurisdictions in which CGI is qualified to do business, (ii) all jurisdictions in which CGI has an office, (iii) the directors of CGI, and (iv) the officers of CGI.

Section 3.2 Certificate of Incorporation; Articles of Incorporation; Bylaws; Charters and Codes of Conduct. CGI has delivered or made available to the Company accurate and complete copies of the Certificate of Incorporation or Articles of Incorporation (as applicable), bylaws and other charter and organizational documents, including all amendments thereto, for CGI and Merger Sub. Part 3.2 of the CGI Disclosure Schedule lists, and CGI has delivered or made available to the Company, accurate and complete copies of: (a) the charters of all committees of CGI’s and Merger Sub’s boards of directors; and (b) any code of conduct or similar policy adopted by CGI, Merger Sub, or by their respective boards of directors, or any committee of their respective boards of directors. Neither CGI nor Merger Sub has taken any action in breach or violation of any of the provisions of its Certificate of Incorporation or Articles of Incorporation (as applicable), bylaws or other charter and organizational documents nor is CGI or Merger Sub in breach or violation of any of the material provisions of their respective Certificates of Incorporation, bylaws or other charter and organizational documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect.

Section 3.3 Capitalization, Etc.

(a)       As of the date of this Agreement, the authorized capital stock of CGI consists of (i) 100,000,000 shares of CGI Common Stock, of which 2,307,612 shares have been issued and are outstanding as of the date of this Agreement and (ii) 9,764,000 shares of CGI Preferred Stock, of which no shares have been issued or are outstanding. CGI does not hold any shares of its capital stock in its treasury. All of the outstanding shares of CGI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon CGI at the time at which they were issued and were issued in compliance with the Certificate of Incorporation, bylaws and other organizational documents of CGI and all applicable laws.

(b)       Except as set forth in Part 3.3(b) of the CGI Disclosure Schedule, none of the outstanding shares of CGI Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. Except as set forth in Part 3.3(b) of the CGI Disclosure Schedule, none of the outstanding shares of CGI Common Stock is subject to any right of first refusal in favor of CGI. Except as contemplated herein, there is no CGI Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of CGI Common Stock, and CGI is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of CGI Common Stock or other securities. Part 3.3(b) of the CGI Disclosure Schedule accurately and completely describes all repurchase rights held by CGI with respect to shares of CGI Common Stock (including shares issued pursuant to the exercise of stock options) outstanding as of the date of this Agreement, and specifies, with respect to such repurchase rights, each holder of CGI Common Stock, the date of purchase of such CGI Common Stock, the number of shares of CGI Common Stock subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such CGI Common Stock filed an election under Section 83(b) of the Code with respect to such CGI Common Stock within 30 days of purchase.

(c)       Except for the 2011 Equity Incentive Plan of CGI, as amended, and the 2008 Stock Option Plan of CGI (collectively, the “CGI Stock Plans”) and the awards issued thereunder, CGI does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Part 3.3(c) of the CGI Disclosure Schedule sets forth the following information with respect to each CGI Option outstanding as of the date of this Agreement: (i) the name of the optionholder; (ii) the number of shares of CGI Common Stock subject to such CGI Option; (iii) the exercise price of such CGI Option; (iv) the date on which such CGI Option was granted; (v) the applicable vesting schedule, including the number of vested and unvested shares; (vi) the date on which such CGI Option expires; and (vii) whether such CGI Option is an “incentive stock option” (within the meaning of Section 422 of the Code) or a non-statutory stock option; and (viii) whether and to what extent the exercisability of each Company Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter. CGI has made available to the Company accurate and complete copies of all stock option plans pursuant to which CGI has ever granted stock options, and the forms of all stock option agreements evidencing such options. CGI has provided the Company with copies of any valuation reports, to the extent obtained, utilized for determining the exercise price of each CGI Option for purposes of demonstrating compliance with Section 409A of the Code. All grants of CGI Options were made in compliance in all material respects with all applicable laws.

(d)       Part 3.3(d) of the CGI Disclosure Schedule sets forth the following information with respect to each CGI Warrant outstanding as of the date of this Agreement: (i) the name of the warrantholder; (ii) the number of shares of CGI Common Stock subject to such CGI Warrant; (iii) the exercise price of such CGI Warrant; (iv) the date on which such CGI Warrant was granted; and (v) the date on which such CGI Warrant expires. CGI has delivered or made available to the Company accurate and complete copies of all CGI Warrants.

(e)       Except for the outstanding CGI Options, CGI Warrants or as set forth on Part 3.3(e) of the CGI Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant, commitment or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of CGI; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of CGI; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which CGI is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of CGI. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to CGI.

(f)       All outstanding shares of CGI Common Stock and options, warrants and other securities of CGI have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

Section 3.4      SEC Filings; Financial Statements.

(a)       All material documents required to have been filed by CGI with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the registration statements, proxy statements, Certifications (as defined below) and other documents filed by CGI with the SEC since January 1, 2019 (the “CGI SEC Documents”) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as applicable) and, to CGI’s Knowledge, as of the time they were filed, none of the CGI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the CGI SEC Documents (collectively, the “Certifications”) are accurate and complete in all material respects and comply as to form and content in all material respects with all applicable Legal Requirements. As used in this Section 3.4, the term “file" and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)       CGI maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning CGI required to be disclosed by CGI in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. CGI maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. CGI’s management has completed an assessment of the effectiveness of CGI’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and such assessment concluded that such controls were effective. To CGI’s Knowledge, since December 31, 2019, until the date hereof, neither CGI nor CGI’s independent registered accountant has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the CGI; (ii) any illegal act or fraud, whether or not material, that involves CGI’s management or other employees; or (iii) any claim or allegation regarding any of the foregoing.

(c)       Except to the extent updated, amended, restated or corrected by a subsequent CGI SEC Document, as of their respective dates of filing with the SEC, the financial statements (including any related notes) contained or incorporated by reference in the CGI SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the financial position of CGI as of the respective dates thereof and the results of operations and cash flows of CGI for the periods covered thereby.

(d)       CGI’s auditor has at all times since January 1, 2019 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of CGI, “independent” with respect to CGI within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of CGI, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(e)       From January 1, 2019, through the date hereof, CGI has not received any comment letter from the SEC or the staff thereof or any correspondence from The NASDAQ Stock Market or the staff thereof relating to the delisting or maintenance of listing of the CGI Common Stock on the NASDAQ Capital Market, other than such documents that can be obtained on the SEC’s website at www.sec.gov.

Section 3.5       Absence of Changes. Since December 31, 2019, there has not been any CGI Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a CGI Material Adverse Effect. Except as set forth on Part 3.5 of the CGI Disclosure Schedule, after December 31, 2019 and on or before the date hereof:

(a)       there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of CGI (whether or not covered by insurance);

(b)       CGI has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to CGI;

(c)       CGI has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for CGI Common Stock issued pursuant to equity awards under the CGI Stock Plans); (ii) any option, warrant or right to acquire any capital stock or any other security (except for CGI Options identified in Part 3.3(b) of the CGI Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security except for the repurchase or reacquisition of shares pursuant to CGI rights arising upon an individual’s termination as an employee, director or consultant;

(d)       there has been no amendment to the Certificate of Incorporation, bylaws or other charter or organizational documents of CGI, and CGI has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e)       CGI has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any of the CGI Stock Plans; (ii) any CGI Option or any Contract evidencing or relating to any CGI Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f)       CGI has not formed any Subsidiary other than Merger Sub or acquired any equity interest or other interest in any other Entity;

(g)       CGI has not: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iii) guaranteed any debt securities of others; or (iv) made capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate;

(h)       CGI has not: (i) adopted, established or entered into any CGI Employee Plan; (ii) caused or permitted any CGI Employee Plan to be amended other than as required by law; or (iii) paid or established any bonus or any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors or employees;

(i)       CGI has not made any material Tax election in a manner that is inconsistent with its prior practice, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(j)       CGI has not commenced or settled any Legal Proceeding;

(k)       CGI has not entered into any material transaction outside the Ordinary Course of Business;

(l)       CGI has not acquired any material assets or sold, leased, licensed or otherwise irrevocably disposed of any of its material assets or properties, including Intellectual Property, and there has not been any Encumbrance granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business;

(m)       CGI has not increased or modified the compensation or benefits payable, or to become payable, by the Company to any of its current of former directors, employees, or contractors outside the Ordinary Course of Business;

(n)       CGI has not received written notice that any executive or Key Employee of CGI plans to terminate his or her employment with CGI;

(o)       no employee of CGI has been furloughed, or had his or her hours of work or compensation reduced, directly or indirectly as a result of COVID-19;

(p)       there has been no entry into, amendment or termination of any CGI Material Contract; and

(q)       CGI has not negotiated, agreed or committed to take any of the actions referred to in clauses “(b)” through “(p)” above (other than negotiations between the Parties to enter into this Agreement).

Section 3.6        Title to Assets; Condition and Sufficiency of Assets. CGI owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by CGI free and clear of any Encumbrances, except for: (a) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on CGI’s audited balance sheet at December 31, 2019; (b) immaterial liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of CGI, taken as a whole; and (c) liens described in Part 3.6 of the CGI Disclosure Schedule. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other material items of tangible personal property currently owned or leased by CGI, together with all other properties and assets of CGI, are (i) sufficient for the continued conduct of CGI’s businesses after the Closing in substantially the same manner as conducted prior to the Closing and (ii) constitute all of the rights, property, and assets necessary to conduct the business of CGI as currently conducted.

Section 3.7       Real Property; Leasehold. CGI does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.7 of the CGI Disclosure Schedule (each, a “CGI Real Property Lease”) (a) as to which CGI has made available to the Company true, correct and complete copies of all such leases, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, (b) which are in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) in respect of which CGI is not in default (nor has any event, occurrence, condition or act occurred which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default). CGI enjoys peaceful and undisturbed possession of the premises that is the subject of each CGI Real Property Lease (individually and collectively, a “CGI Leased Real Property”), and has not granted any occupancy rights therein to any subtenants, licensees or any other Person. CGI has an enforceable leasehold interest in all CGI Leased Real Property, in each case subject only to Liens that have not had, and would not reasonably be expected to result in, a CGI Material Adverse Effect. With respect to each CGI Real Property Lease, all rents and additional rents due have been paid and no waiver, forbearance or postponement of the lessee’s obligations has been granted by the lessor. CGI has not received written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; (iii) requests the performance of any repairs, alterations or other work to such properties; or (iv) relates to any eminent domain, condemnation, or similar proceeding pending or threatened against all or any portion of any CGI Leased Real Property.

Section 3.8        Intellectual Property.

(a)       CGI owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property used in or necessary to conduct the business of CGI as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b)       The execution and delivery of this Agreement by CGI and the Closing will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned (or purported to be owned) by CGI (the “CGI Intellectual Property”) that conveys an exclusive license or (ii) any license, sublicense or other agreement to which CGI is a party and pursuant to which CGI is authorized to use any third party’s Intellectual Property (the “CGI Third Party Intellectual Property”), excluding licenses to use generally commercially available, off-the-shelf software programs. The CGI Intellectual Property and CGI Third Party Intellectual Property collectively constitute all Intellectual Property necessary for CGI to conduct its business as currently conducted and currently contemplated to be conducted. Except as set forth in Part 3.8(b) of the CGI Disclosure Schedule, CGI is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in the CGI Intellectual Property. The execution and delivery of this Agreement by CGI and the Closing will not, as a result of any CGI Contract, result in CGI or the Company granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any Trade Secrets that would not have been granted or released absent such execution or consummation. CGI has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any rights in any CGI Intellectual Property or exclusively licensed CGI Third Party Intellectual Property to any other Person (other than limited grants of rights under those CGI Contracts set forth in Part 3.9(l) of the CGI Disclosure Schedule).

(c)       Part 3.8(c)(i) of the CGI Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered and applied-for trademarks, service marks, copyrights and domain names in which CGI has (or purports to have) an ownership interest (if any). Part 3.8(c)(ii) of the CGI Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, and domain names licensed to CGI. Subject to the limitations therein, Part 3.9(l) and Part 3.9(m) of the CGI Disclosure Schedule set forth complete and accurate lists of licenses in respect of CGI Third Party Intellectual Property and CGI Intellectual Property, respectively.

(d)       All items of Intellectual Property set forth in Part 3.8(c)(i) of the CGI Disclosure Schedule are subsisting and have not expired or been cancelled (unless indicated as such), all maintenance and renewal fees necessary to preserve such rights have been paid, and all granted rights are valid and enforceable to the best of CGI’s Knowledge. All items of Intellectual Property set forth in Part 3.8(c)(ii) of the CGI Disclosure Schedule have been filed and maintained in compliance with all applicable Legal Requirements, and are subsisting and have not expired or been cancelled (unless indicated as such), all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights are valid and enforceable to the best of CGI’s Knowledge. CGI has implemented commercially reasonable measures to maintain the confidentiality of CGI Intellectual Property and CGI Third Party Intellectual Property of a nature that CGI intends to keep confidential or is required to keep confidential. To the best of CGI’s Knowledge, CGI is not aware of any third party that is infringing, violating or misappropriating any of CGI Intellectual Property. CGI reserves the right to file, prosecute, maintain, abandon and/or assert Intellectual Property as CGI sees fit within its sole discretion, and nothing in this Agreement shall be construed as a representation, warranty, and/or an affirmative duty to file, prosecute, maintain, abandon and/or assert any of the Intellectual Property set forth herein.

(e)       The conduct of the business of CGI as currently conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party. Since January 1, 2017, CGI has not received any written claim or notice alleging any such infringement, violation or misappropriation. Without limiting the foregoing, there is no current or pending Legal Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any CGI Intellectual Property or products or technologies, nor has CGI received any written notice asserting or suggesting that any such CGI Intellectual Property, or CGI’s right to use, sell, license or dispose of any such CGI Intellectual Property or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(f)       Except as set forth in Part 3.8(f) of the CGI Disclosure Schedule, CGI is not bound by, and no CGI Intellectual Property, is subject to, any CGI Contract containing any covenant or other provision, or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of CGI to use, exploit, assert, enforce, sell, transfer or dispose of any such CGI Intellectual Property anywhere in the world, in each case, in a manner that would materially limit the business of the CGI as currently conducted or planned to be conducted.

(g)       All former and current employees, consultants and contractors of CGI who contribute or have contributed to the creation of any CGI Intellectual Property have executed written instruments that assign to CGI all right, title and interest in and to any such CGI Intellectual Property, a waiver of any rights that cannot be assigned to the CGI (including any so-called moral rights or “droit-moral”), and confidentiality provisions protecting any information the CGI intends to keep confidential.

(h)       No current or former stockholder, officer, director, or employee of CGI has any claim, right (whether or not currently exercisable), or interest to or in any CGI Intellectual Property purported to be owned by CGI. To the Knowledge of CGI, no employee of CGI is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for CGI or (ii) in breach of any Contract with any former employer or other Person concerning CGI Intellectual Property purported to be owned by CGI or confidentiality provisions protecting Trade Secrets and confidential information comprising Company Intellectual Property purported to be owned by CGI.

(i)       Except as identified in Part 3.8(i) of the CGI Disclosure Schedule, no CGI Intellectual Property was developed, in whole or in part (i) pursuant to or in connection with the development of any professional, technical or industry standard, (ii) under contract with or using the resources of any Governmental Body, academic institution or other entity that would subject any CGI Intellectual Property to the rights of any Governmental Body, academic institution or other entity or (iii) under any grants or other funding arrangements with third parties.

(j)       Except as set forth in the Contracts listed on Part 3.9(l) and Part 3.9(m) of the CGI Disclosure Schedule, (i) CGI is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would reasonably be expected to be material to CGI or its business, and (ii) CGI has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.

(k)       The Systems that are used or relied on by CGI are adequate for the operation of CGI’s business as currently conducted, and contemplated to be conducted, are sufficient for the current needs of such business and CGI has purchased a sufficient number of license seats for all licensed software currently used by CGI. With respect to CGI’s Systems, (i) there has not been any material malfunction that has not been remedied or replaced, or any material unplanned downtime or service interruption; (ii) CGI has implemented or is in the process of implementing (or, in the exercise of reasonable business judgment, has determined that implementation is not yet in the best interest of CGI) in a timely manner all security patches or security upgrades that are generally available for CGI’s Systems; (iii) CGI has taken reasonable steps and implemented reasonable procedures to ensure that CGI’s Systems used in connection with the operation of CGI’s business are free from contaminants, including the use of commercially available antivirus software with the intention of protecting CGI’s Systems from becoming infected by viruses and other harmful code; and (iv) CGI has implemented reasonably appropriate security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring.

(l)       CGI’s collection, storage, use and disclosure of Personal Information is and since January 1, 2017, has been in compliance with all applicable Data Protection Laws, all CGI Privacy Statements, and all Privacy Contracts binding on CGI (collectively, the “CGI Privacy and Data Security Requirements”). Since January 1, 2017, there have been no written allegations or claims received by CGI from any Governmental Body or any person of a breach of any of the CGI Privacy and Data Security Requirements. To CGI’s Knowledge, since January 1, 2017, there has been no material destruction, loss, alteration, damage, unauthorized access or disclosure or illegal or unauthorized processing of any Personal Information in CGI’s possession, custody or control that would require notification of affected individuals, any Governmental Body or any other Person under the CGI Privacy and Data Security Requirements.

(m)      The consummation of the Contemplated Transactions will not result in any violation of any of the CGI Privacy and Data Security Requirements. The use of any CGI Personal Information after the consummation of the Contemplated Transactions on the same terms and conditions applicable to CGI prior to the consummation of the Contemplated Transactions will not violate any CGI Privacy and Data Security Requirements.

(n)       CGI maintains reasonable information security measures taking into account the CGI’s size, complexity, costs of implementation, and the nature of CGI’s business operations as presently conducted that (i) include administrative, technical and physical safeguards designed to protect the security, confidentiality, and integrity of Personal Information and (ii) are designed to protect against accidental or unlawful destruction, loss, alteration, unauthorized acquisition of, or access to CGI information resources or technology.

Section 3.9       Agreements, Contracts and Commitments. Part 3.9 of the CGI Disclosure Schedule identifies, except for CGI Contracts set forth in Part 3.13 of the CGI Disclosure Schedule:

(a)       each CGI Contract relating to the retention of, or the performance of services by, any individual consultant or independent contractor not terminable by CGI on 90 or fewer days’ notice without liability;

(b)       each employment, management, service and/or consulting Contract providing for annual compensation in excess of $100,000;

(c)       each CGI Contract providing for severance in excess of amounts required by law, retention, change in control or other similar payments;

(d)       each CGI Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between CGI and any of its officers or directors;

(e)       each CGI Contract containing (i) any covenant limiting the freedom of CGI or the Surviving Corporation to engage in any line of business or compete with any Person or (ii) any exclusivity provisions binding on CGI;

(f)       all CGI Contracts relating to capital expenditures and involving obligations by CGI after the date of this Agreement in excess of $100,000 individually or in the aggregate and not cancelable without penalty;

(g)       each CGI Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h)       all CGI Contracts relating to the borrowing of money or extension of credit in excess of $150,000 individually or in the aggregate or creating any material Encumbrances with respect to any assets of CGI or any loans or debt obligations with officers or directors of CGI;

(i)       all CGI Contracts involving payment or receipt by CGI in excess of $150,000 in the aggregate relating to (i) any distribution agreement or (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of CGI;

(j)       each CGI Contract involving (i) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, partnership, development or other agreement under which CGI has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which CGI has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by CGI or (ii) any Contract to license any third party to manufacture or produce any CGI product, service or technology or any Contract to sell or commercialize any CGI products or service except agreements with sales representatives in the Ordinary Course of Business;

(k)       each CGI Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to CGI in connection with the Contemplated Transactions;

(l)       each CGI Contract under which CGI is a licensee of or is otherwise granted by a third party any rights to use any CGI Third Party Intellectual Property (other than (i) non-exclusive licenses of commercially available software with an annual license fee of less than $30,000 for each such agreement and (ii) agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements or CGI’s business);

(m)       each CGI Contract under which CGI is a licensor or otherwise grants to a third party any rights to use any CGI Intellectual Property or CGI Third Party Intellectual Property (other than agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements); or

(n)       all other CGI Contracts (i) which involve payment or receipt by CGI under such Contracts of $150,000 or more individually or in the aggregate or obligations after the date of this Agreement in excess of $150,000 individually or in the aggregate or (ii) that are material to the business or operations of CGI.

CGI has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all CGI Material Contracts (as defined below), including all amendments thereto. There are no CGI Material Contracts that are not in written form. Neither CGI, nor to CGI’s Knowledge, any other party to a CGI Material Contract, has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Contracts to which CGI is a party or by which it is bound of the type described in clauses (a) through (n) above (any such Contract, a “CGI Material Contract”) in such manner as would permit any other party to cancel or terminate any such CGI Material Contract, or would permit any other party to seek damages, in each case which has had or would reasonably be expected to have a CGI Material Adverse Effect. As to CGI, as of the date of this Agreement, each CGI Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. CGI has not received any written notice of termination or cancellation under any CGI Material Contract.

Section 3.10     Liabilities. As of the date hereof, CGI does not have any Liability, individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of CGI’s unaudited balance sheet at June 30, 2020; (b) normal and recurring current Liabilities that have been incurred by CGI since the date of CGI’s unaudited balance sheet at June 30, 2020 in the Ordinary Course of Business and which are not in excess of $150,000 in the aggregate; (c) Liabilities for performance of obligations of CGI under Contracts (other than for breach thereof); (d) Liabilities described in Part 3.10 of the CGI Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

Section 3.11      Compliance; Permits; Restrictions.

(a)       CGI is and, since January 1, 2017, has been in compliance with all Legal Requirements applicable to CGI, and, since January 1, 2017, has not received any written notice alleging any violation with respect to any Legal Requirements, except as, individually or in the aggregate, has not had, and would not be reasonably likely to have, a CGI Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of CGI, threatened against CGI. There is no agreement, judgment, injunction, order or decree binding upon CGI which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of CGI, any acquisition of material property by CGI, or the conduct of business by CGI as currently conducted, (ii) is reasonably likely to have an adverse effect on CGI’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)       Each of the current product candidates of CGI (the “CGI Products”) is being, and at all times has been, developed, tested, manufactured, marketed, sold, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act and applicable regulations enforced by the FDA, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable.

(c)       Neither CGI nor, to CGI’s Knowledge, any of its respective directors, officers, employees, agents or distributors has, at any time since January 1, 2017, violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable foreign law relating to anti-bribery or corruption matters. Since January 1, 2017, neither CGI nor, to CGI’s Knowledge, any of its respective directors, officers, employees, agents or distributors has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or agent or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage that has or would be reasonably likely to result in a material violation of applicable Legal Requirements.

(d)       CGI holds all required Governmental Authorizations which are material to the operation of the business of CGI as currently conducted (the “CGI Permits”). Part 3.11(d) of the CGI Disclosure Schedule identifies each CGI Permit. Each of CGI is in material compliance with the terms of the CGI Permits. No Legal Proceeding is pending or, to the Knowledge of the CGI, threatened, which seeks to revoke, limit, suspend, or materially modify any CGI Permit. The rights and benefits of each CGI Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by CGI as of the date of this Agreement and immediately prior to the Effective Time. Except for the information and files identified in Part 3.11(d) of the CGI Disclosure Schedule, CGI has made available to CGI all information requested by CGI in CGI’s possession or control relating to CGI Products and the development, clinical testing, manufacturing, importation and exportation of CGI Products, including complete copies of the following (to the extent there are any): (i) copies of all INDs submitted to the FDA, and all supplements to and amendments of such INDs; new drug applications; adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any drug regulatory agency; and meeting minutes with any drug regulatory agency; and (ii) similar notices, letters, filings, correspondence and meeting minutes with any other Governmental Body. To the Knowledge of CGI, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA.

(e)       All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, CGI, or in which CGI or its respective current products or product candidates, including the CGI Products, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable drug regulatory agency and other applicable law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. CGI has complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to CGI. No preclinical or clinical trial conducted by or on behalf of CGI has been terminated or suspended prior to completion for safety or non-compliance reasons. Since January 1, 2017, CGI has not received any notices, correspondence, or other communications from any drug regulatory agency requiring, or to the Knowledge of CGI threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, CGI or in which CGI or its respective current products or product candidates, including the CGI Products, have participated. CGI is not aware of any studies, tests or trials the results of which CGI believes reasonably call into question (i) the study, test or trial results of any CGI Products, (ii) the efficacy or safety of any CGI Products or (iii) any of CGI’s filings with any Governmental Body.

(f)       CGI is not the subject of any pending or, to the Knowledge of CGI, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of CGI, CGI has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither CGI nor any of it officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of CGI, threatened against CGI or any of its officers, employees or agents.

(g)       CGI has complied with all laws relating to patient, medical or individual health information, including HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. CGI has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements to which CGI is a party or otherwise bound. CGI has created and maintained written policies and procedures to protect the privacy of all Protected Health Information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, to protect all Personal Information and Protected Health Information stored or transmitted in electronic form. CGI has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable laws have occurred with respect to information maintained or transmitted to CGI, or an agent or third party subject to a Business Associate Agreement with CGI. CGI is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 3.11(g) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

(h)       CGI is not subject to any investigation that is pending and of which CGI has been notified in writing or, to CGI’s Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. Section 3729) or (iii) any regulatory authority outside of the U.S. pursuant to any equivalent statute of such jurisdiction.

(i)       Neither CGI nor, to CGI’s Knowledge, any employee of CGI, has been convicted of any crime for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirements or authorized by 21 U.S.C. Section 335a(b) or any similar Legal Requirements, nor has CGI or, to CGI’s Knowledge, any employee of CGI, been convicted of any crime for which exclusion from participation in Medicare or state health care programs is mandated or authorized under 42 U.S.C. § 1320a-7, 42 C.F.R. part 1001 or any similar Legal Requirements.

Section 3.12      Tax Matters.

(a)       CGI (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to CGI, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Legal Requirements; provided, however, that regardless of what may be reported on any such Tax Returns, CGI does not make any representation regarding the amount of any net operating losses, Tax credit, or charitable contribution carryovers that are available to it or have been reported by CGI for any federal, state or other Tax purposes; (ii) has paid all Taxes required to have been paid, whether or not shown as due on such Tax Returns; (iii) has adequate accruals and reserves, in accordance with GAAP, on CGI’s audited balance sheet at December 31, 2019, for all Taxes payable by CGI for all taxable periods and portions thereof through the date of such financial statements; and (iv) has not received notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against CGI. Since December 31, 2019, CGI has not incurred any liability for Taxes other than in the Ordinary Course of Business.

(b)       CGI has never been the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes and no Tax audit or other proceeding with respect to Taxes has been proposed against CGI in writing. CGI has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) in either case that is still outstanding. No claim has ever been made in writing by a taxing authority of a jurisdiction where CGI has not filed Tax Returns claiming that CGI is subject to taxation by that jurisdiction.

(c)       CGI has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, director, independent contractor, creditor, stockholder or other third party.

(d)       There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on CGI’s audited balance sheet, in accordance with GAAP) on any of the assets of CGI.

(e)       CGI is not a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service providers) or sharing agreement (other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes). CGI is not, and has never been, a member of an affiliated group filing a consolidated U.S. federal income Tax Return. CGI is not liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract (other than credit or other commercial agreements the primary purposes of which do not relate to Taxes) or under applicable law, for any Tax of any Person other than CGI.

(f)       CGI has delivered or made available to the Company complete and accurate copies of all U.S. federal income Tax Returns of CGI (and any predecessor of CGI) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by CGI (and any predecessor of CGI), with respect to U.S. federal income Tax and all other material Taxes.

(g)       CGI was not a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) that includes the Merger.

(h)       CGI will not be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign law), change in method of accounting or use of an improper method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by CGI under Section 108(i) of the Code.

(i)       CGI has not entered into any transaction identified as a “listed transaction” within the meaning of Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) of the Treasury Regulations, or any similar provision of state, local, or foreign law.

(j)       CGI has not taken or agreed to take any action, and to the Knowledge of CGI no fact or circumstance exists, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k)       CGI has (i) not deferred any portion of any payroll, social security, unemployment, withholding or other Taxes pursuant to the CARES Act or PPPHCEA or (ii) received any Relief Payments.

Section 3.13       Employee and Labor Matters; Benefit Plans.

(a)       CGI has made available to the Company accurate and complete copies of all currently effective employee manuals and handbooks and policy statements.

(b)       To the Knowledge of CGI, no officer or Key Employee of CGI intends to terminate his or her employment with CGI or has threatened or expressed in writing any intention to do so.

(c)       CGI is not a party to or bound by, and has no duty to bargain under, any collective bargaining agreement or other Contract with a labor organization, labor union or similar organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of CGI, seeking to represent any employees of CGI.

(d)       Part 3.13(d) of the CGI Disclosure Schedule lists all CGI Employee Plans. “CGI Employee Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other plan, policy, program, contract or arrangement providing for bonus, equity-based, incentive, deferred compensation, compensation, consulting, excess benefit retention, pension, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, life, disability, group insurance, employee assistance program, education or tuition assistance programs and other similar compensation, fringe or employee benefits, including any employment or executive compensation or severance agreements, in each case, whether written or unwritten, with or for the benefit of any present or former employee, director or other service provider of CGI or any ERISA Affiliate that is maintained by, administered or contributed to by, or required to be contributed to by, CGI or any ERISA Affiliate, or under which CGI or any ERISA Affiliate has any current or contingent liability. CGI has not made any plan or commitment, whether legally binding or not, to establish any new CGI Employee Plan or to modify any CGI Employee Plan.

(e)       With respect to each CGI Employee Plan, CGI has made available to the Company a true and complete copy of, to the extent applicable, (i) such CGI Employee Plan including all amendments thereto (and in the case of an unwritten CGI Employee Plan, a written description thereof), (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such CGI Employee Plan, (iv) the most recent summary plan description for each CGI Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of CGI, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any CGI Employee Plan, (vi) the three most recent top heavy and nondiscrimination tests, and (vii) all records, notices and filings to or from the Company concerning IRS or Department of Labor or other Governmental Body audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code or other material correspondence.

(f)       Each CGI Employee Plan that is intended to be qualified under Section 401(a) of the Code has received either a currently effective favorable determination letter from the IRS with respect to such qualified status, or is the subject of a favorable opinion letter from the IRS with respect to the form of such CGI Employee Plan under Section 401(a) of the Code. To the Knowledge of CGI, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such CGI Employee Plan or the exempt status of any related trust. Neither CGI nor any of its ERISA Affiliates, nor to the Knowledge of CGI, any fiduciary, trustee or administrator of any CGI Employee Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any CGI Employee Plan which would subject any such CGI Employee Plan, the Company, or any ERISA Affiliates or CGI to a Tax, penalty or other liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g)       Each CGI Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA. Since January 1, 2016, all CGI Employee Plans have been in all material respects in documentary and operational compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reformation Act of 2010.

(h)       No CGI Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither CGI nor any ERISA Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. No CGI Employee Plan is a Multiemployer Plan, and neither CGI nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No CGI Employee Plan is a Multiple Employer Plan.

(i)       No CGI Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement, (ii) death or retirement benefits under a CGI Employee Plan qualified under Section 401(a) of the Code, or (iii) benefits through the end of the month of termination of employment, to the extent provided under the terms of the applicable CGI Employee Plan.

(j)       With respect to CGI Options granted pursuant to the CGI Stock Plans, (i) each CGI Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a CGI Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Board of Directors of CGI (or a duly constituted and authorized committee thereof), and any required stockholder approval by the necessary number of votes or written consents and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each CGI Option grant was made in accordance with the terms of the CGI Stock Plans and all other applicable Legal Requirements, including the rules of the NASDAQ Capital Market and any other exchange on which CGI securities are traded, and (iv) the per-share exercise price of each CGI Option was not less than the fair market value of a share of CGI Common Stock on the applicable Grant Date. CGI has not knowingly granted, and there is no and has been no policy or practice of CGI of granting, CGI Options prior to, or otherwise coordinating the grant of CGI Options with, the release or other public announcement of material information regarding CGI or its results of operations or prospects.

(k)       Except as set forth in Part 3.13(k) of the CGI Disclosure Schedule, neither the negotiation or execution of this Agreement nor the consummation of the Contemplated Transactions will, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of CGI or any ERISA Affiliate to severance pay or any other compensation or payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, officer or other service provider, (iii) require any contribution or payment to fund any obligation under any Company Employee Plan or (v) limit the right to merge, amend or terminate any Company Employee Plan. Except as set forth in Part 3.13(k) of the CGI Disclosure Schedule, neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(l)       No payment pursuant to any CGI Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder) to CGI, including the grant, vesting or exercise of any stock option, that is made in accordance with the terms of such CGI Employee Plan or other arrangement, would subject any Person to Tax pursuant to Section 409A(a)(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise. Each CGI Employee Plan that is or has ever been a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in compliance in all respects with Section 409A of the Code and any proposed and final guidance promulgated under Section 409A of the Code.

(m)       CGI is and has been in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, work authorization, leaves of absence, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case in all material respects, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). CGI is not party to a conciliation agreement, consent decree or other agreement or order with any Governmental Body with respect to employment practices.

(n)       There are no actions, suits, claims or administrative matters pending or threatened against CGI, or any of its employees relating to any current or former CGI employee or any CGI Employee Plan (except for individual claims for benefits payable in the ordinary course) or, to the Knowledge of the CGI, any fiduciary of any CGI Employee Plan with respect to such. There are no pending or threatened claims or actions against CGI or any CGI trustee under any worker’s compensation policy or long-term disability policy.

(o)       CGI does not have any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee; (ii) any employee leased from another employer; or (iii) any employee currently or formerly classified as exempt from overtime wages.

(p)       CGI has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied. No planned terminations prior to the Closing would trigger any notice or other obligations of CGI under the WARN Act or similar state or local law.

(q)       There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting CGI or any of its employees and to the Knowledge of CGI no condition or circumstance exists, that would be likely to give rise to or provide a basis for commencement of any such strike, slowdown, work stoppage, lockout, job action, union, organizing activity question concerning representation or any similar union activity or dispute, affecting CGI or any of its employees.

(r)       CGI has not been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of CGI, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any CGI Associate, including charges of unfair labor practices or discrimination complaints.

(s)       There is no contract, agreement, plan or arrangement, formal or informal, to which CGI is a party or by which it is bound to compensate, indemnify or gross up any employee for Taxes, including those paid pursuant to Section 4999 or 409A of the Code.

(t)       There have not been (i) any allegations or formal or informal complaints made to or filed with CGI related to sexual harassment or sexual misconduct that have been reported to the leadership of CGI; (ii) any other claims initiated, filed or, to Knowledge of CGI, threatened, against CGI related to sexual harassment or sexual misconduct; or (iii) to the Knowledge of CGI, any other allegations, formal or informal complaints or any other claims initiated, filed or threatened against any Person other than CGI related to sexual harassment or sexual misconduct, in each case by or against any current or former director, officer or management employee of CGI.

Section 3.14      Environmental Matters. CGI is in compliance with all applicable Environmental Laws, which compliance includes the possession by CGI of all permits and other Governmental Authorizations required, and the timely application for renewal or necessary modification of such permits and other Governmental Authorizations, under applicable Environmental Laws and compliance with the terms and conditions thereof, except as has not had, and would not reasonably be expected to have, a CGI Material Adverse Effect. Since January 1, 2017, CGI has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or other Person, that alleges that CGI is not in compliance with or has liability pursuant to any Environmental Law, and, to the Knowledge of CGI, there are no circumstances that reasonably may be expected to prevent or interfere with CGI’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of CGI: (a) no current or prior Person who owns, leases, utilizes in its business or controls any property currently or formerly owned, leased, utilized in the business of or controlled by CGI has received any written notice or other communication, whether from a Governmental Body, citizens group, employee or other Person, that alleges that such property is not in compliance with any Environmental Law or that such Person has liability with respect to the condition of such property; (b) no property currently or formerly owned, leased, utilized for the business of or controlled by CGI has had a release of Hazardous Materials in material violation of or that reasonably would be expected to result in any material liability of CGI pursuant to Environmental Law; and (c) CGI has no material liability under any Environmental Law. No consent, approval, or Governmental Authorization or registration of filing with any Governmental Authority is required by Environmental Law in connection with the execution and delivery of this Agreement or the Contemplated Transaction. Prior to the date hereof, CGI has provided or otherwise made available to CGI true and correct copies of all material environmental reports, assessments, data, studies and correspondence in the possession or control of CGI with respect to any property currently or formerly owned, leased, utilized in the business of or controlled by CGI.

Section 3.15      Insurance.

(a)       CGI has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of CGI. Each of such insurance policies is in full force and effect, and CGI is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017, CGI has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of CGI. All information provided to insurance carriers (in applications and otherwise) on behalf of CGI was, as of the date of such provision, accurate and complete in all material respects. CGI has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against CGI, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed CGI of its intent to do so.

(b)       CGI has made available to the Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by CGI as of the date of this Agreement (the “Existing CGI D&O Policies”). Part 3.15(b) of the CGI Disclosure Schedule accurately sets forth the most recent annual premiums paid by CGI with respect to the Existing CGI D&O Policies.

Section 3.16      Transactions with Affiliates. Since the date of filing of CGI’s annual report on Form 10-K on May 29, 2020 with the SEC, no event has occurred that would be required to be reported by CGI pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.17      Legal Proceedings; Orders.

(a)       Except as set forth in Part 3.17 of the CGI Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of CGI) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves CGI or any CGI Associate (in his or her capacity as such) or any of the material assets owned or used by CGI; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of CGI, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 3.17 of the CGI Disclosure Schedule, CGI has provided the Company all pleadings related to such Legal Proceeding. CGI has complied with the requirements of each applicable insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b)       Except as set forth in Part 3.17(b) of the CGI Disclosure Schedules, since January 1, 2017, no Legal Proceeding has been pending against CGI that resulted in material liability for CGI.

(c)       There is no order, writ, injunction, judgment or decree to which CGI, or any of the assets owned or used by CGI, is subject. To the Knowledge of CGI, no officer or other Key Employee of CGI is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of CGI or to any material assets owned or used by CGI.

Section 3.18     Authority; Binding Nature of Agreement. Each of CGI and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Board of Directors of CGI has: (i) determined that this Agreement and the Contemplated Transactions, including the Merger, the issuance of shares of CGI Common Stock in the Merger and the amendment to CGI’s Certificate of Incorporation as set forth in Section 1.4(a)(ii), are advisable, fair to, and in the best interests of CGI and its stockholders; (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the Merger, the issuance of shares of CGI Common Stock in the Merger and the amendment to CGI’s Certificate of Incorporation as set forth in Section 1.4(a)(ii); (iii) recommended the approval of the issuance of shares of CGI Common Stock in the Merger and the amendment to CGI’s Certificate of Incorporation as set forth in Section 1.4(a)(ii) by the holders of CGI Common Stock; and (iv) directed that the issuance of shares of CGI Common Stock in the Merger and the amendment to CGI’s Certificate of Incorporation as set forth in Section 1.4(a)(ii) be submitted for approval by CGI’s stockholders at the CGI Stockholders’ Meeting (as defined in Section 5.3). The Board of Directors of Merger Sub has (w) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable, fair to, and in the best interests of Merger Sub and its sole shareholder, (x) approved and declared advisable this Agreement and the Contemplated Transactions, including the Merger, (y) determined to recommend the approval and adoption of this Agreement to CGI as the sole shareholder of Merger Sub, and (z) directed that this Agreement be submitted to the sole shareholder of Merger Sub for approval and adoption. This Agreement has been duly executed and delivered by CGI and Merger Sub, and assuming the due authorization, execution and delivery by the Company constitutes the legal, valid and binding obligation of CGI or Merger Sub (as applicable), enforceable against each of CGI and Merger Sub in accordance with its terms, subject to the Bankruptcy Exception.

Section 3.19     Inapplicability of Anti-takeover Statutes. Assuming that accuracy of the representations contained in Section 2.24, the Boards of Directors of CGI and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar state Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

Section 3.20     Vote Required. The affirmative vote (the “CGI Stockholder Approval”) (a) to approve the issuance of CGI Common Stock in the Merger by the holders of a majority of the shares of CGI Common Stock present in person or represented by proxy at the CGI Stockholders’ Meeting and entitled to vote thereon and (b) to approve the amendment to CGI’s Certificate of Incorporation as set forth in Section 1.4(a)(ii) by the holders of a majority of the shares of CGI Common Stock outstanding and entitled to vote thereon are the only votes or consents of the holders of any class or series of CGI’s capital stock necessary to approve this Agreement and to consummate the Contemplated Transactions (the “Required CGI Stockholder Vote”).

Section 3.21      Non-Contravention; Consents.

(a)       The execution and delivery of this Agreement by CGI does not, and the consummation by CGI of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of CGI or of the Articles of Incorporation, charter, bylaws, or other organizational document of Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a material penalty under or result in the imposition of any Liens on CGI’s assets under, any of the terms, conditions or provisions of any Contract to which CGI is a party or by which CGI or any of its properties or assets may be bound, or (iii) subject to obtaining CGI Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.21(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.21(b) having been made, conflict with or violate any Legal Requirement applicable to CGI or Merger Sub or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.21(a) for any such conflicts, violations, breaches, rights of termination, Liens, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a CGI Material Adverse Effect. Part 3.21(a) of the CGI Disclosure Schedule lists all consents, waivers and approvals under any CGI license or Contract to which CGI is a party or by which CGI or any of its properties or assets may be bound, required to be obtained in connection with the consummation of the Contemplated Transactions, the absence of such consents, waivers and approvals has not had, and would not reasonably be expected to result in, a CGI Material Adverse Effect.

(b)       No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to CGI or Merger Sub in connection with the execution and delivery of this Agreement by CGI or the consummation by CGI of the Contemplated Transactions, except for (i) obtaining the CGI Stockholder Approval, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which CGI is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of The NASDAQ Stock Market, the U.S. Federal Food, Drug, and Cosmetic Act, and Antitrust Laws and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a CGI Material Adverse Effect.

Section 3.22     No Financial Advisor. Except for H. C. Wainwright & Co., LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of CGI or Merger Sub. Part 3.22 of the CGI Disclosure Schedule sets forth any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission payable to H. C. Wainwright & Co., LLC.

Section 3.23     Disclosure. The information supplied or to be supplied by CGI and Merger Sub for inclusion in the Form S-4 (including the financial statements of CGI contained therein or incorporated by reference to the CGI SEC Documents) will not, as of the date the Form S-4 is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, (a) contain any statement that is inaccurate or misleading with respect to any material facts or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

Section 3.24     Valid Issuance. The CGI Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will have been duly authorized and will be validly issued, fully paid and nonassessable. The CGI Common Stock that, effective upon Closing, will be issuable upon exercise of Company Options assumed in the Contemplated Transactions, pursuant to Section 5.5 of this Agreement, will have been duly authorized and reserved for issuance.

Article IV

CERTAIN COVENANTS OF THE PARTIES

Section 4.1       Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Company and CGI agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to Article IX and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Parties and such other Parties’ Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party; (b) provide the other Parties and such other Parties’ Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party, and with such additional financial, operating and other data and information regarding such Party as the other Parties may reasonably request; and (c) permit the other Parties’ officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company and CGI shall promptly make available to the other Party copies of:

(i)       the unaudited monthly balance sheets of such Party as of the end of each calendar month and the related unaudited monthly statements of operations and statements of cash flows for such calendar month, which shall be delivered within 20 days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)       all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii)       any written materials or communications sent by or on behalf of such Party to its stockholders;

(iv)       any material notice, document or other communication sent by or on behalf of such Party to any party to any CGI Material Contract or Company Material Contract, as applicable, or sent to such Party by any party to any CGI Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such CGI Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v)       any material notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of such Party in connection with the Merger or any of the Contemplated Transactions;

(vi)       any material non-privileged notice, document or other communication sent by or on behalf of, or sent to, such Party relating to any pending or threatened Legal Proceeding involving or affecting such Party;

(vii)       with respect to the Company, the documents and other items listed in Section 2.13(e); and

(viii)       any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access. Any investigation conducted by a Party pursuant to this Section 4.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

Section 4.2        Operation of CGI’s Business.

(a)       Except as set forth on Part 4.2 of the CGI Disclosure Schedule, during the Pre-Closing Period: (i) CGI shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute CGI Material Contracts; (ii) CGI shall preserve intact its current business organization, use reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with CGI; and (iii) CGI shall promptly notify the Company of: (A) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting CGI or Merger Sub that is commenced, or, to the Knowledge of CGI, threatened in writing against, CGI, Merger Sub or (to the Knowledge of CGI) any director, officer or Key Employee of CGI or Merger Sub after the date of this Agreement.

(b)       During the Pre-Closing Period, CGI shall promptly notify the Company in writing, by delivering an updated CGI Disclosure Schedule, of: (i) the discovery by CGI of any event, condition, fact or circumstance that occurred, arose or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by CGI in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by CGI in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of CGI; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI, Article VII, or Article VIII impossible or materially less likely. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of CGI contained in this Agreement or the CGI Disclosure Schedule for purposes of Section 8.1.

(c)       Notwithstanding Section 4.2(a), during any period of full or partial suspension of operations related to the COVID-19 pandemic, CGI may, in connection with the COVID-19 pandemic, (i) take such actions as CGI believes in good faith are reasonably necessary to protect the health and safety of CGI’s employees and other individuals having business dealings with CGI and (ii) respond to third-party supply or service disruptions caused by the COVID-19 pandemic; provided, that following any such suspension, to the extent that CGI took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business, CGI shall resume conducting its business in the Ordinary Course of Business in all material respects as soon as reasonably practicable.

Section 4.3        Operation of the Company’s Business.

(a)       Except as set forth on Part 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period: (i) the Company shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Company Material Contracts; (ii) the Company shall preserve intact its current business organization, use reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; and (iii) the Company shall promptly notify CGI of: (A) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company that is commenced, or, to the Knowledge of the Company, threatened in writing against, the Company or (to the Knowledge of the Company) any director, officer or Key Employee of the Company after the date of this Agreement.

(b)       During the Pre-Closing Period, the Company shall promptly notify CGI in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred, arose or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI, Article VII, or Article VIII impossible or materially less likely. No notification given to CGI pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

(c)       Notwithstanding Section 4.3(a), during any period of full or partial suspension of operations related to the COVID-19 pandemic, the Company may, in connection with the COVID-19 pandemic, (i) take such actions as the Company believes in good faith are reasonably necessary to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company and (ii) respond to third-party supply or service disruptions caused by the COVID-19 pandemic; provided, that following any such suspension, to the extent that the Company took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business, the Company shall resume conducting its business in the Ordinary Course of Business in all material respects as soon as reasonably practicable.

Section 4.4        Negative Obligations.

(a)       Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the CGI Disclosure Schedule, (iii) as reasonably necessary to ensure that CGI complies with applicable Legal Requirements and pre-existing contractual obligations or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, CGI shall not, nor shall it cause or permit Merger Sub to, do any of the following:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of CGI Common Stock from terminated employees of CGI);

(ii)       except for the Private Placement, contractual commitments in place at the time of this Agreement and disclosed in Part 3.9 and/or Part 3.13 of the CGI Disclosure Schedule, and other than as contemplated by the Contemplated Transactions, sell, issue, grant, authorize the issuance of, or make any commitments to sell, issue, grant or authorize the issuance of: (A) any capital stock or other security (except for (1) CGI Options or shares of CGI Common Stock issued to CGI employees, directors or consultants or (2) shares of CGI Common Stock issued upon the valid exercise of outstanding CGI Options); (B) any option, warrant or right to acquire any capital stock or any other security (other than as permitted by clause (A) above); or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than as permitted by clause (A) above);

(iii)       amend the Certificate of Incorporation or Articles of Incorporation (as applicable), bylaws or other charter or organizational documents of CGI or Merger Sub, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction except as related to the Contemplated Transactions;

(iv)       form any new Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)       lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make capital or other expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate, other than in the Ordinary Course of Business;

(vi)       (A) adopt, establish, enter into or terminate any CGI Employee Plan or any agreement, plan, policy or arrangement that would constitute a CGI Employee Plan if it were in existence on the date hereof; (B) cause or permit any CGI Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company; (C) pay or establish any bonus or any profit-sharing or similar payment to, or, except in the Ordinary Course of Business, increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers, employees, or other individual service providers; (D) increase or accelerate the vesting or payment of any compensation or benefit; (E) except in the Ordinary Course of Business, terminate (other than for “cause”), hire or promote any employee or other service provider; or (F) grant any severance, retention, termination or similar payments or benefits to any individual;

(vii)       enter into any material transaction outside the Ordinary Course of Business;

(viii)       acquire any material asset, sell, license, permit to lapse or abandon, lease other otherwise irrevocably dispose of any of its material assets or properties (including any CGI Intellectual Property, or exclusively licensed CGI Third Party Intellectual Property) or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)       make any material Tax election in a manner inconsistent with its prior practice, change or revoke any material Tax election; fail to pay any income or material Tax as such Tax becomes due and payable; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts the primary purpose of which does not relate to Taxes entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)       settle or compromise any material action, suit, arbitration or proceeding pending or threatened against CGI or Merger Sub;

(xi)       enter into, amend or terminate any CGI Material Contract or enter into any new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been a CGI Material Contract (and, for the avoidance of doubt, a confidentiality agreement between CGI and any Person in response to a bona fide written Acquisition Proposal entered into in accordance with Section 4.5(a) shall not be considered a CGI Material Contract for purposes of this Agreement); or

(xii)       agree to take, take or permit Merger Sub to take or agree to take, any of the actions specified in clauses (i) through (xi) of this Section 4.4(a).

(b)       Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(b) of the Company Disclosure Schedule, (iii) as reasonably necessary to ensure that the Company complies with applicable Legal Requirements and pre-existing contractual obligations or (iv) with the prior written consent of CGI (which consent shall not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company);

(ii)       amend the charter, bylaws or other organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as related to the Contemplated Transactions;

(iii)       except for contractual commitments in place at the time of this Agreement and disclosed in Part 2.9 and/or Part 2.13 of the Company Disclosure Schedule and other than as contemplated by the Contemplated Transactions, sell, issue, grant, authorize the issuance of, or make any commitments to sell, issue, grant or authorize the issuance of: (A) any capital stock or other security (except for (1) Company Options or shares of Company Common Stock issued to Company employees, directors or consultants or (2) shares of Company Common Stock issued upon the valid exercise of outstanding Company Options); (B) any option, warrant or right to acquire any capital stock or any other security (other than as permitted by clause (A) above); or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than as permitted by clause (A) above);

(iv)       form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)       lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate, other than in the Ordinary Course of Business;

(vi)       adopt, establish, enter into or terminate any Company Employee Plan or any agreement, plan, policy or arrangement that would constitute a Company Employee Plan if it were in existence on the date hereof; (B) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by CGI; (C) pay or establish any bonus or any profit-sharing or similar payment to, or, except in the Ordinary Course of Business, increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers, employees, or other individual service providers; (D) increase or accelerate the vesting or payment of any compensation or benefit; (E) except in the Ordinary Course of Business, terminate (other than for “cause”), hire or promote any employee or other service provider; or (F) grant any severance, retention, termination or similar payments or benefits to any individual;

(vii)       enter into any material transaction outside the Ordinary Course of Business;

(viii)       acquire any material asset, sell, license, permit to lapse or abandon, lease or otherwise irrevocably dispose of any of its material assets or properties (including any Company Intellectual Property, or exclusively licensed Company Third Party Intellectual Property) or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)       settle or compromise any material action, suit, arbitration or proceeding pending or threatened against the Company;

(x)       make any material Tax election in a manner inconsistent with its prior practice, change or revoke any material Tax election; fail to pay any income or material Tax as such Tax becomes due and payable; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts the primary purpose of which does not relate to Taxes entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi)       enter into, amend or terminate any Company Material Contract or enter into any new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been a Company Material Contract (and, for the avoidance of doubt, a confidentiality agreement between the Company and any Person in response to a bona fide written Acquisition Proposal entered into in accordance with Section 4.5(a) shall not be considered a Company Material Contract for purposes of this Agreement); or

(xii)       agree to take, take or permit any of the actions specified in clauses (i) through (x) of this Section 4.4(b).

Section 4.5        No Solicitation.

(a)       Each Party agrees that it shall not, and shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys or accountants retained by it to, directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in or participate in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or Acquisition Inquiry; (v) approve, endorse or recommend any Acquisition Proposal (subject to and except as expressly permitted by Section 5.2 and Section 5.3); or (vi) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to obtaining the Company Shareholder Approval or the CGI Stockholder Approval, as applicable, each Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor and written advice from its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have materially breached this Section 4.5; (B) the Board of Directors of such Party concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; and (C) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a material breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, each Party or any of its officers, directors, employees, investment bankers, attorneys or accountants retained by it may (x) in response to any unsolicited Acquisition Proposal or Acquisition Inquiry, seek to clarify the terms and conditions of such Acquisition Proposal or Acquisition Inquiry and (y) in response to any unsolicited Acquisition Proposal or Acquisition Inquiry from a third party, inform such third party or its representative of the restrictions imposed by this Section 4.5 (without conveying, requesting, or attempting to gather any other information except as otherwise specifically permitted).

(b)       If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 48 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party in writing of such Acquisition Proposal or Acquisition Inquiry (including the material terms thereof). Such Party shall keep the other Party informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c)       Nothing in this Section 4.5 shall prohibit CGI from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal, respectively, or the Board of Directors of CGI from making any disclosure to the CGI stockholders if, in the good faith judgment of the Board of Directors of CGI, upon advice of its outside legal counsel, that taking such action or making such disclosure would be required to comply with its fiduciary duties under applicable laws.

(d)       Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and shall terminate access of any such Person to any data room (virtual or actual) containing information relating to the applicable Party.

Article V

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1        Form S-4.

(a)       As promptly as practicable after the date of this Agreement, CGI shall prepare and file with the SEC the Form S-4, subject to the full and prompt assistance of the Company as provided herein. The Parties shall jointly gather information for and prepare all disclosures (including information related to the Company) to be included in the Form S-4 and CGI shall be responsible for directing and controlling the filing thereof with the SEC. Each Party shall use commercially reasonable efforts (i) to cause the Form S-4 to comply with the Securities Act, the Exchange Act and applicable rules and regulations promulgated by the SEC, (ii) to file the Form S-4 as promptly as practicable after the date hereof, (iii) to respond promptly to any comments or requests of the SEC or its staff related to the Form S-4, (iv) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, (v) to cause the Proxy Statement to be mailed to CGI’s stockholders as promptly as practicable after the Form S-4 is declared effective, and (vi) to keep the Form S-4 effective through the Closing in order to permit the consummation of the Merger.

(b)       CGI covenants and agrees that the Form S-4 will not, at any Applicable Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by the Company to CGI for inclusion in the Form S-4 (including the Company Public Company Financial Statements) will not, at any Applicable Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the Form S-4, when combined with any additional information it uses to secure the consent to the Preferred Stock Conversion and the Liquidation Preference Elimination, will not, at the time such written consent is sought or secured, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither CGI nor the Company makes any covenant, representation or warranty with respect to statements made in the Form S-4 or any additional information used to secure the consent to the Preferred Stock Conversion and the Liquidation Preference Elimination, to the extent related to the other Party or its operations, business, directors, officers, Subsidiaries and stockholders or based on information provided by the other Party or its Representatives for inclusion therein. The Company and its Representatives shall be given the opportunity to review, comment on and approve (with such approval not to be unreasonably withheld or delayed) the Form S-4, including all amendments and supplements thereto (including any filings under the Exchange Act incorporated by reference therein), prior to the filing thereof with the SEC, and the response to any comments of the SEC prior to the filing thereof with the SEC.

(c)       Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and stockholders that may be required or reasonable requested for inclusion in the Form S-4, or to respond to any comments from the SEC thereon. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to CGI a letter of the Company’s independent accounting firm, dated no more than two Business Days before the date on which the Form S-4 becomes effective (and reasonably satisfactory in form and substance to CGI, with confirmation of such satisfaction not to be unreasonably withheld), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. If at any time after the Effective Time (i) any Party (A) becomes aware of any event or information that, pursuant to the Securities Act, or the Exchange Act, should be disclosed in an amendment or supplement to the Form S-4 (so that the Form S-4 would not include any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), (B) receives notice of any SEC request for an amendment or supplement to the Form S-4 or for additional information related thereto, or (C) receives SEC comments on the Form S-4, or (ii) the information provided in the Form S-4 becomes “stale” and new information should be disclosed in an amendment or supplement to the Form S-4; then in each such case such Party shall promptly inform the other Party thereof and shall cooperate with such other Party in filing such amendment or supplement with the SEC (and, if related to the Proxy Statement, mailing such amendment or supplement to CGI’s stockholders), or otherwise addressing such SEC request or comments. Each Party shall promptly notify the other Party if it becomes aware (1) that the Form S-4 has become effective, (2) of the issuance (or threatened issuance) of any stop order or suspension of the qualification or registration of CGI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or (3) of any order of the SEC related to the Form S-4, and shall promptly provide to the other Party copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Form S-4 and all orders of the SEC relating to the Form S-4. In the event of the issuance of any stop order or suspension of the qualification or registration of CGI Common Stock, the Parties shall use reasonable efforts to have such stop order or suspension lifted, reversed or otherwise terminated. Further, the Parties shall use reasonable efforts to take any other action required to be taken under applicable law and the rules of NASDAQ Capital Market, in connection with the filing and distribution of the Form S-4 and the solicitation of proxies.

(d)       Without limiting the generality of the foregoing provisions of this Section 5.1:

(i)       In the event that the Form S-4 has not been filed or declared effective, or the Proxy Statement has not been mailed to CGI’s stockholders, prior to the time the financial statements contained in the Form S-4 or Proxy Statement, as the case may be, are less current than required by the Securities Act or Exchange Act, as the case may be, each of the Company and CGI will use its commercially reasonable efforts to complete, and deliver to the other Party for inclusion in the Form S-4 and Proxy Statement, as promptly as practicable following such time, its unaudited interim financial statements for each interim period then completed that would then be required to be included in the Form S-4 or Proxy Statement (the “Additional Financial Statements”). The delivering Party shall ensure that the Additional Financial Statements delivered by such Party shall: (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable to such financial statements of the delivering Party if included in the Form S-4 and the Proxy Statement; (ii) fairly present, in all material respects, the financial position of such Party as of the respective dates thereof and the results of operations, changes in stockholders’ equity or deficit, and cash flows of such Party as of the dates of and for the periods covered thereby.

(ii)       As promptly as practicable following the delivery by each Party to the other Party of the Additional Financial Statements contemplated by this Section 5.1(d), CGI shall file the Form S-4 (or an amendment thereto), including in each case the Proxy Statement, containing such Additional Financial Statements and (for the avoidance of doubt) the provisions of this Section 5.1 shall apply to the filing of such Form S-4 (or amendment thereto) mutatis mutandis.

(e)       Prior to the Effective Time, CGI shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the CGI Common Stock to be issued in the Merger (to the extent required) will be registered or qualified or exempt from registration or qualification under the securities laws of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the applicable record date for determining the holders of Company Capital Stock entitled to notice and to consent to the Company Shareholder Written Action: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction, unless CGI is already subject to service in such jurisdiction and except as may be required by the Securities Act.

Section 5.2        Company Shareholder Written Action.

(a)       The Company shall use commercially reasonable efforts to obtain, as promptly as practicable, but in any event within twenty (20) days after the date that the Form S-4 is declared effective, an irrevocable action by written consent adopting this Agreement and constituting the Company Shareholder Approval, in the form attached hereto as Exhibit D (the “Company Shareholder Written Action”) sufficient for the Required Company Shareholder Vote in lieu of a meeting pursuant to Section 441 of the MBCA, for purposes of (i) approving and adopting this Agreement and the Contemplated Transactions, including the Merger and the conversion of the Company Preferred Stock into Company Common Stock, (ii) acknowledging that such adoption and approval of this Agreement and the Contemplated Transactions, including the Merger and the conversion of the Company Preferred Stock into Company Common Stock, given thereby is irrevocable, (iii) acknowledging that such shareholder is aware it has the right to assert dissenters’ rights with respect to its shares pursuant to Sections 471 and 473 of the MBCA, a copy of which was attached thereto, and that such shareholder has received and read a copy of Sections 471 and 473 of the MBCA, (iv) acknowledging that by approving of this Agreement and the Contemplated Transactions, including the Merger and the conversion of the Company Preferred Stock into Company Common Stock, it is not entitled to assert dissenters’ rights with respect to its shares in connection with the Merger and thereby waives any and all rights it may have under Section 471 of the MBCA, and (v) exercising the Drag-Along Right (as defined in the Company’s Shareholder Agreement) pursuant to and in accordance with Section 8.1 of the Company’s Shareholder Agreement. Under no circumstances shall the Company assert that any other approval or consent is necessary by its shareholders to approve the Merger, the other Contemplated Transactions or this Agreement. The Company shall use commercially reasonable efforts to ensure that the Company Shareholder Written Action is obtained in compliance with all applicable Legal Requirements, and shall not waive or revoke the Company Shareholder Written Action except after the termination of this Agreement when permitted in accordance with its terms. Notwithstanding anything to the contrary herein, any withdrawal or modification of the Company Board Recommendation at any time prior to obtaining the Company Shareholder Approval in accordance with Section 5.2(c) will not constitute a breach of Section 5.2(a).

(b)       The Company agrees that, subject to Section 5.2(c), (i) the Company’s Board of Directors shall recommend that the holders of Company Common Stock and Company Preferred Stock take action by written consent to approve and adopt this Agreement and the Contemplated Transactions, including the Merger and the conversion of the Company Preferred Stock into Company Common Stock, and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.2(a), (ii) the statement of information provided to the holders of Company Common Stock and Company Preferred Stock shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s shareholders take action by written consent to approve and adopt this Agreement and the Contemplated Transactions, including the Merger and the conversion of the Company Preferred Stock into Company Common Stock (the recommendation of the Company’s Board of Directors that the Company’s shareholders approve and adopt this Agreement and the Contemplated Transactions, including the Merger and the conversion of the Company Preferred Stock into Company Common Stock, being referred to as the “Company Board Recommendation”); and (iii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to CGI, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to CGI shall be adopted or proposed.

(c)       Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to obtaining the Company Shareholder Approval, the Company’s Board of Directors may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to CGI (which shall include approving, endorsing or recommending any Acquisition Proposal) if, but only if, the Company’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(d)       Promptly following obtaining the Company Shareholder Approval, the Company shall provide to its shareholders who did not execute the Company Shareholder Written Action notice of the actions taken pursuant to the Company Shareholder Written Action. The Company shall provide to its shareholders who did not execute the Company Shareholder Written Action applicable and appropriate notice regarding their dissenters’ rights under Section 471 of the MBCA, which notice shall comply with all applicable Legal Requirements.

Section 5.3        CGI Stockholders’ Meeting.

(a)       CGI shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of CGI Common Stock to vote on the issuance of CGI Common Stock in the Merger (such meeting, the “CGI Stockholders’ Meeting”). The CGI Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act; provided, that CGI shall use its commercially reasonable efforts to (i) mail the Proxy Statement and all proxy materials to the CGI stockholders promptly after the date the SEC declares the Form S-4 effective, (ii) hold the CGI Stockholders’ Meeting and obtain the Required CGI Stockholder Vote within forty-five (45) calendar days of the date the SEC declares the Form S-4 effective, and (iii) obtain the Required CGI Stockholder Vote. CGI shall take reasonable measures to ensure that all proxies solicited in connection with the CGI Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on the date of the CGI Stockholders’ Meeting, or a date preceding the date on which the CGI Stockholders’ Meeting is scheduled, CGI reasonably believes that (A) it will not receive proxies sufficient to obtain the Required CGI Stockholder Vote, whether or not a quorum will be present, or (B) it will not have sufficient shares of CGI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the CGI Stockholders’ Meeting, CGI may postpone or adjourn, or make one or more successive postponements or adjournments of, the CGI Stockholders’ Meeting as long as the date of the CGI Stockholders’ Meeting is not postponed or adjourned more than an aggregate of thirty calendar days in connection with any postponements or adjournments. Notwithstanding anything to the contrary herein, any withdrawal or modification of the Company Board Recommendation in accordance with Section 5.3(c) will not constitute a breach of Section 5.3(a).

(b)       CGI agrees that, subject to Section 5.3(c): (i) CGI’s Board of Directors shall recommend that the holders of CGI Common Stock vote to approve the issuance of CGI Common Stock in the Merger and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of CGI recommends that CGI’s stockholders vote to approve the issuance of CGI Common Stock in the Merger (the recommendation of CGI’s Board of Directors that CGI’s stockholders vote to approve the issuance of CGI Common Stock in the Merger being referred to as the “CGI Board Recommendation”); and (iii) the CGI Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of CGI or any committee thereof to withdraw or modify the CGI Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c)       Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of CGI Common Stock in the Merger by the stockholders of CGI by the Required CGI Stockholder Vote, CGI’s Board of Directors may withhold, amend, withdraw or modify the CGI Board Recommendation in a manner adverse to the Company (which shall include approving, endorsing or recommending any Acquisition Proposal) if, but only if, CGI’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements.

Section 5.4       Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with, or otherwise submitted by such Party to, any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

Section 5.5        Company Options and Warrants.

(a)       At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase CGI Common Stock, and CGI shall assume (x) each such Company Option in accordance with its terms (as in effect as of the date of this Agreement) and (y) the Company Stock Option Plan. Accordingly, from and after the Effective Time: (i) each Company Option assumed by CGI may be exercised solely for shares of CGI Common Stock; (ii) the number of shares of CGI Common Stock subject to each Company Option assumed by CGI shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of CGI Common Stock; (iii) the per-share exercise price for the CGI Common Stock issuable upon exercise of each Company Option assumed by CGI shall be determined by dividing (A) the per-share exercise price of each such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by CGI shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of the Company Stock Option Plan or a Company Option, such Company Option assumed by CGI in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to CGI Common Stock subsequent to the Effective Time; and (B) CGI’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of Company’s Board of Directors or any committee thereof under the Company Stock Option Plan with respect to each Company Option assumed by CGI. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of CGI Common Stock shall be made in a manner intended to be consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(b)       CGI shall file with the SEC, promptly following the Effective Time, a registration statement on Form S-8, if available for use by CGI, relating to the shares of CGI Common Stock issuable with respect to Company Options issued to “employees” of the Company, as defined in General Instruction A(1)(a) of Form S-8, and assumed by CGI in accordance with Section 5.5(a).

(c)       At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be automatically cancelled and each Company Warrant holder will be entitled to receive the same consideration such Company Warrant holder would have received had they exercised the Company Warrant immediately prior to the Merger but after the Preferred Stock Conversion, less an amount equal to the aggregate purchase price that would have been payable in connection with the exercise.

(d)       Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Stock Option Plan, any Company Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options and Company Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

Section 5.6        Indemnification of Officers and Directors.

(a)       From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of CGI and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of CGI or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of CGI or the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the MBCA or the DGCL for directors or officers of Minnesota or Delaware corporations, as applicable. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of CGI and the Surviving Corporation, jointly and severally, upon receipt by CGI or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)       The Certificate of Incorporation or Articles of Incorporation (as applicable) and bylaws of each of CGI and the Surviving Corporation shall contain, and CGI shall cause the Articles of Incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of CGI and the Company than are presently set forth in the Certificate of Incorporation or Articles of Incorporation (as applicable) and bylaws (or equivalent organizational documents) of CGI and the Company, as applicable, which provisions shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of CGI or the Company.

(c)       Each of CGI and the Company shall purchase a tail director’s and officer’s liability insurance policy, on commercially available terms and conditions with coverage limits customary for U.S. public companies similarly situated to CGI and an effective date as of the Closing; provided, that in no event shall CGI and the Company be required to expend pursuant to this Section 5.6(c) more than an amount equal to 200% of the respective current annual premiums paid by CGI and the Company for such insurance.

(d)       CGI shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.6 in connection with their enforcement of their rights provided in this Section 5.6 but if, and only if, and to the extent that such persons are successful on the merits of such enforcement action.

(e)       The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, certificate of incorporation or articles of incorporation (as applicable), statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f)       In the event CGI or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CGI or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6. CGI shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.6.

Section 5.7       Additional Agreements.

(a)       Subject to Section 5.7(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to (A) obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (B) lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (C) satisfy the conditions precedent to the consummation of the Closing.

(b)       Notwithstanding anything to the contrary contained in this Agreement, the Parties shall be obligated under this Agreement to use their commercially reasonable efforts: (i) to dispose of or transfer any assets; (ii) to discontinue offering any product or service; (iii) to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate any assets or operations (either before or after the Closing Date); (v) to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions, provided that such action, either individually or in the aggregate, would not be reasonably expected to result in a material adverse effect on any Party’s expected benefits from the Contemplated Transactions.

Section 5.8       Disclosure. Without limiting any of the Company’s or CGI’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Parties shall have approved such press release or disclosure in writing (which approval shall not be unreasonably withheld, conditioned or delayed); or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure; provided, however, that each of the Company and CGI may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or CGI in compliance with this Section 5.8.

Section 5.9       Listing. CGI shall use commercially reasonable efforts to maintain its existing listing on the NASDAQ Capital Market and CGI and the Company shall use commercially reasonable efforts to cause the shares of CGI Common Stock being issued in the Merger, including the shares of CGI Common Stock issuable in connection with the assumption of Company Options and the cancellation of Company Warrants, to be approved for listing (subject to notice of issuance) on the NASDAQ Capital Market at or prior to the Effective Time.

Section 5.10       Tax Matters.

(a)       For United States federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which CGI, Merger Sub and the Company are parties under Section 368(b) of the Code.

(b)       CGI, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent or impede the Merger from qualifying, for the Intended Tax Treatment.

(c)       CGI, Merger Sub and the Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant income Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(d)       Notwithstanding any provision of this Agreement to the contrary, the Parties acknowledge and agree that each has relied upon the advice of its own Tax advisors in connection with the Merger and the Contemplated Transactions and that none of CGI, Merger Sub, the Company, or any of their Affiliates make any representation or warranty as to the Intended Tax Treatment.

(e)       The Parties shall cooperate and use their commercially reasonable efforts in order for the Company to obtain the opinion of Taft Stettinius & Hollister LLP or such other nationally recognized tax counsel reasonably satisfactory to the Company, in form and substance reasonably acceptable to the Company, dated as of the applicable date required under Form S-4 (the “Company Tax Opinion”), and CGI to obtain the opinion of Lowenstein Sandler LLP or such other nationally recognized tax counsel reasonably satisfactory to CGI, in form and substance reasonably acceptable to CGI, dated as of the applicable date required under Form S-4 (the “CGI Tax Opinion”) to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income Tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(f)       All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Legal Requirements, CGI will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Shareholders shall provide CGI with (i) evidence reasonably satisfactory to CGI that such Transfer Taxes have been paid by the Shareholders and (ii) a clearance certificate or similar documents that may be required by any Tax authority to relieve CGI of any obligation to withhold any portion of the payments or consideration to the Shareholders pursuant to this Agreement.

Section 5.11       Cooperation. Each Party shall cooperate reasonably with each other Party and shall provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

Section 5.12       Conversion. The Company shall take all action required to effect the conversion of the Company Preferred Stock into Company Common Stock, in each case pursuant to the Company Shareholder Written Action prior to the Closing Date.

Section 5.13       Net Cash Adjustment.

(a)       At least ten (10) days prior to the Anticipated Closing Date, each Party shall deliver to the other a Net Cash Schedule. Upon the reasonable request of the receiving Party, the delivering Party shall make the work papers and back-up materials used or useful in preparing the Net Cash Schedule available to the receiving Party. Within three (3) Business Days after delivery of a Net Cash Schedule (the “Net Cash Response Date”), the receiving Party will have the right to dispute any part of the delivering Party’s Net Cash Schedule by delivering a written notice to that effect to such Party (a “Cash Dispute Notice”). Any Cash Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the calculation of such Party’s Net Cash. If on or prior to the Net Cash Response Date, (i) both receiving Parties notify the other Party that it has no objections to the Net Cash Schedule of the other Party or (ii) both receiving Parties fail to deliver a Cash Dispute Notice, then both Parties’ Net Cash as set forth in each Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement. If either Party delivers a Cash Dispute Notice on or prior to the Net Cash Response Date, then members of senior management of both Parties shall promptly meet in person or telephonically at mutually agreed upon times and attempt in good faith to resolve the disputed items and negotiate an agreed-upon determination of Net Cash for both Parties.

(b)       The number of Merger Shares to be issued pursuant to this Agreement shall be subject to adjustment (to be mutually agreed upon at least two (2) Business Days prior to the Closing Date) (the “Net Cash Adjustment”) as follows: (i) if the CGI Net Cash is less than $2,000,000 by more than the Net Cash Adjustment Threshold or (ii) if the Company Net Cash is less than $500,000 by more than the Net Cash Adjustment Threshold, then the CGI Percentage (in the event of a shortfall described in foregoing clause (i)) and/or the Company Percentage (in the event of a shortfall described in foregoing clause (ii)) shall be adjusted downward as set forth in the Exchange Ratio Calculation Spreadsheet; it being understood that only if there is a shortfall under both of the foregoing clauses (i) and (ii) will both shortfalls be taken into account in adjusting the CGI Percentage and the Company Percentage.

Section 5.14       Legends. CGI shall be entitled to place appropriate legends on the book entries or certificates evidencing any shares of CGI Common Stock to be received in the Merger by the equityholders of the Company who may be considered “affiliates” of CGI for purposes of Rule 144 under the Securities Act reflecting the restrictions set forth in Rule 144 and to issue appropriate stop transfer instructions to the transfer agent for CGI Common Stock.

Section 5.15       Termination of Certain Agreements and Rights. The Company shall cause any shareholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director designation rights (collectively, the “Investor Agreements”), to be terminated no later than immediately prior to the Effective Time, without any liability being imposed on the part of CGI or the Surviving Corporation. Part 5.15 of the Company Disclosure Schedule sets forth a true and complete list of all Investor Agreements.

Section 5.16       Allocation Certificates.

(a)       The Company will prepare and deliver to CGI at least two Business Days prior to the Closing Date a certificate, signed by the Chief Financial Officer of the Company in a form reasonably acceptable to CGI, setting forth (as expected as of immediately prior to the Effective Time) (i) each record holder of Company Capital Stock, Company Options or Company Warrants, (ii) such record holder’s name and address, (iii) the number and class of Company Capital Stock held or underlying the Company Options or Company Warrants held by such record holder, (iv) based on the then estimated Exchange Ratio set forth in such certificate, the number of shares of CGI Common Stock to be issued to such record holder (in the case of a holder of Company Capital Stock or a Company Warrant), or to underlie any Company Option to be assumed by CGI in the Merger, pursuant to this Agreement in respect of such record holder’s Company Capital Stock, Company Options and Company Warrants and (v) any other information of the Company necessary to complete the calculations set forth in the Exchange Ratio Calculation Spreadsheet (the “Allocation Certificate”).

(b)       CGI will prepare and deliver to the Company at least two Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of CGI in a form reasonably acceptable to the Company, setting forth (as expected as of immediately prior to the Effective Time) (i) the number of shares of CGI Common Stock that will be outstanding as of immediately prior to the Effective Time and (ii) any other information of CGI necessary to complete the calculations set forth in the Exchange Ratio Calculation Spreadsheet (the “CGI Outstanding Shares Certificate”).

Section 5.17       Composition of Board. If any vacancy on the Board of Directors of CGI shall exist with respect to a member designated by CGI pursuant to Section 1.4(b) within the twelve (12)-month period following the Closing Date, such vacancy on the Board of Directors of CGI shall only be filled with the vote or written consent of any remaining members of the Board of Directors of CGI designated by CGI pursuant to Section 1.4(b).

Section 5.18       Key Employee Employment Agreements. The Parties shall use commercially reasonable efforts to enter into employment agreements with the Key Employees on mutually satisfactory and commercially reasonable terms within thirty (30) days of the date hereof, but which agreements shall not be effective until after the Closing.

Article VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

Section 6.1       No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

Section 6.2       Effectiveness of Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 that has not been withdrawn. Any material state securities laws applicable to the issuance of the shares of CGI Common Stock constituting Merger Consideration shall have been complied with and no stop order (or similar order) shall have been issued or threatened in writing with respect of any shares of CGI Common Stock constituting Merger Consideration by any applicable state securities commissioner or court of competent jurisdiction.

Section 6.3       Shareholder Approval. This Agreement and the Contemplated Transactions, including the Merger, shall have been duly adopted and approved by the Required Company Shareholder Vote, and the issuance of the CGI Common Stock in the Merger shall have been duly approved by the Required CGI Stockholder Vote.

Section 6.4       No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. Subject to the satisfaction of each Party’s obligations in Section 5.7(b), there shall not be any Legal Proceeding pending, or threatened in writing by a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from CGI, Merger Sub or the Company any damages or other relief that may be material to CGI or the Company; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of CGI; (d) that would materially and adversely affect the right or ability of CGI or the Company to own the assets or operate the business of CGI or the Company; or (e) seeking to compel the Company or CGI to dispose of or hold separate any material assets as a result of the Merger.

Section 6.5       Nasdaq Notification. The existing CGI Common Stock shall have been listed on Nasdaq as of and from the date of this Agreement through the Closing Date, and the shares of CGI Common Stock being issued in the Merger, including the shares of CGI Common Stock issuable in connection with the assumption of Company Options, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Capital Market.

Section 6.6       Private Placement. CGI shall have consummated a private placement of CGI securities on terms mutually agreed upon by CGI and the Company (the “Private Placement”) no later than simultaneously with the Closing, resulting in gross proceeds in an amount mutually agreed upon by CGI and the Company and currently anticipated to be up to approximately $10 million on or prior to the Closing Date, which securities will not be included in “CGI Outstanding Equity” or “Deemed Outstanding CGI Common Stock” for purposes of calculating the Merger Shares under this Agreement, and which proceeds will not be included in CGI’s Net Cash for purposes of calculating the Net Cash Adjustment.

Article VII

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF CGI AND MERGER SUB

The obligations of CGI and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by CGI, at or prior to the Closing, of each of the following conditions:

Section 7.1       Accuracy of Representations. (a) The representations and warranties of the Company contained in Section 2.3(a) of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case for inaccuracies that are de minimis in the aggregate, (b) the representations and warranties of the Company contained in Section 2.1 or Section 2.18 of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (c) the other representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) individually or in the aggregate, where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded for all purposes).

Section 7.2       Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

Section 7.3       Consents.

(a)       All of the Consents set forth on Part 7.3(a) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b)       Any Governmental Authorization or other Consent required to be obtained by the Company under any applicable Legal Requirement shall have been obtained and shall remain in full force and effect.

Section 7.4       Documents. CGI shall have received the following documents, each of which shall be in full force and effect:

(a)       the CGI Tax Opinion and the Company Tax Opinion, in each case, dated as of the applicable date required under Form S-4 and addressed to CGI and/or the Company, as applicable;

(b)       a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming (i) that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.15, subject to any updates to the Allocation Certificate attached to such certificate, is true and accurate in all respects as of the Closing Date; and

(c)       certificates of good standing (or equivalent documentation) of the Company from the Secretary of State of the State of Minnesota and the various foreign jurisdictions in which it is qualified, certified Articles of Incorporation of the Company, a certificate as to the incumbency of officers of the Company and the adoption of resolutions of the Board of Directors of the Company authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by the Company hereunder.

Section 7.5       FIRPTA Certificate. CGI shall have received from the Company a properly executed certificate (and related notice to the IRS) stating that the Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and Treasury Regulations Section 1.897-2(b), in accordance with Treasury Regulations Sections 1.897-2(h) and 1.445-2(c)(3) and in form and substance reasonably acceptable to CGI, along with written authorization for CGI to deliver such certificate and notice the IRS on behalf of the Company upon the Closing of the Merger.

Section 7.6       Conversion of Company Preferred Stock. The Company shall have obtained the requisite approval for the automatic conversion of all of the Company Preferred Stock into Company Common Stock immediately prior to the Effective Time pursuant to Section 5(b)(ii) of the Fourth Amended and Restated Certificate of Designation of the Company and the Company Preferred Stock shall have been converted into Company Common Stock immediately prior to the Effective Time in accordance therewith (the “Preferred Stock Conversion”).

Section 7.7       Elimination of Liquidation Preference with respect to the Merger. The holders of the requisite number of shares of Company Preferred Stock shall have approved the elimination of the liquidation preference of the Company Preferred Stock with respect to the Merger (the “Liquidation Preference Elimination ”).

Section 7.8       No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

Section 7.9       Termination of Investor Agreements. The Investor Agreements shall have been terminated.

Section 7.10       Conversion of Convertible Notes. All of the Convertible Notes shall be converted to Company Common Stock immediately prior to the Merger (without triggering, or resulting in the exercise of, redemption rights under any Convertible Note).

Section 7.11       Dissenting Shares. The total number of Dissenting Shares shall not exceed three percent (3.0%) of the outstanding shares of the Company Capital Stock immediately prior to the Effective Time (after giving effect to the conversion of the Convertible Notes) and the time period for holders of Company Capital Stock to assert dissenters’ rights in accordance with the provisions of Section 473 of the MBCA shall have expired.

Article VIII

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

Section 8.1       Accuracy of Representations. (a) The representations and warranties of CGI and Merger Sub contained in Section 3.3(a) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case for inaccuracies that are de minimis in the aggregate, (b) the representations and warranties of CGI and Merger Sub contained in Section 3.1 and Section 3.18 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (c) the other representations and warranties of CGI and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) individually or in the aggregate, where the failure to be true and correct has not had, and would not reasonably be expected to have, a CGI Material Adverse Effect or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the CGI Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

Section 8.2       Performance of Covenants. All of the covenants and obligations in this Agreement that CGI or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by CGI or Merger Sub in all material respects.

Section 8.3       Consents.

(a)       All the Consents set forth on Part 8.3(a) of the CGI Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b)       Any Governmental Authorization or other Consent required to be obtained by CGI under any applicable Legal Requirement shall have been obtained and shall remain in full force and effect.

Section 8.4       Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)       a certificate executed by the Chief Executive Officer of CGI confirming (i) that the conditions set forth in Section 8.1 and Section 8.2 have been duly satisfied and (ii) that the information set forth in the CGI Outstanding Shares Certificate is true and accurate in all respects as of the Closing Date; and

(b)       certificates of good standing of each of CGI and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, a certified Certificate of Incorporation or certified Articles of Incorporation (as applicable) of each of CGI and Merger Sub, certificates as to the incumbency of officers of each of CGI and Merger Sub and the adoption of resolutions of the respective boards of directors of CGI and Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by CGI and Merger Sub hereunder.

Section 8.5       No CGI Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any CGI Material Adverse Effect that is continuing.

Article IX

TERMINATION

Section 9.1       Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s shareholders and whether before or after approval of the issuance of CGI Common Stock in the Merger by CGI’s stockholders, unless otherwise specified below):

(a)       by mutual written consent duly authorized by the Boards of Directors of CGI and the Company;

(b)       by either CGI or the Company if the Merger shall not have been consummated on or before 11:59 p.m., Eastern Time, on January 15, 2021 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the Form S-4 is still being reviewed or commented upon by the SEC, then either CGI or the Company shall be entitled to extend the End Date for an additional forty-five (45) calendar days by providing written notice to the other Party at least one Business Day in advance of the End Date, provided, further, however, that, in the event that the CGI Stockholders’ Meeting has been adjourned or postponed in accordance with Section 5.3(a) and such adjournment or postponement continues through the End Date, then the End Date shall automatically extend until the date that is ten (10) calendar days following such adjournment or postponement;

(c)       by either CGI or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)       by CGI if the Company Shareholder Approval shall not have been obtained within thirty (30) days after the Form S-4 is declared effective;

(e)       by the Company if the CGI Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and CGI’s stockholders shall have taken a final vote on the issuance of shares of CGI Common Stock in the Merger and the issuance of CGI Common Stock in the Merger shall not have been approved by the Required CGI Stockholder Vote;

(f)       by the Company (at any time prior to the approval of the issuance of CGI Common Stock in the Merger by the Required CGI Stockholder Vote) if a CGI Triggering Event shall have occurred;

(g)       by CGI (at any time prior to obtaining the Company Shareholder Approval) if a Company Triggering Event shall have occurred;

(h)       by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of CGI or Merger Sub set forth in this Agreement, or if any representation or warranty of CGI or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in CGI’s or Merger Sub’s representations and warranties or breach by CGI or Merger Sub is reasonably curable by CGI or Merger Sub, then this Agreement shall not terminable by the Company pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from CGI or Merger Sub to the Company of such breach or inaccuracy and (ii) CGI or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by CGI or Merger Sub is cured prior to such termination becoming effective); or

(i)       by CGI, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is reasonably curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to CGI of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

Section 9.2       Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Article X shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any Party from any liability for any willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 9.3       Expenses; Expense Reimbursement.

(a)       Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, that CGI and the Company shall share equally all fees and expenses incurred in relation to (i) the printing and filing with the SEC of the Form S-4 (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC (for avoidance of doubt, excluding any costs incurred in the preparation of such documents) and (ii) the filing of a NASDAQ listing application, if any, in connection with the Contemplated Transactions.

(b)

(i)       If this Agreement is terminated by the Company pursuant to Section 9.1(e) or Section 9.1(f) and (1) after the date of this Agreement and prior to such termination, an Acquisition Proposal with respect to CGI shall have been publicly announced or disclosed and (2) within 12 months of the date of termination of this Agreement, CGI enters into a definitive agreement with respect to an Acquisition Transaction which Acquisition Transaction is subsequently consummated, CGI shall pay to the Company, within ten Business Days after the receipt by CGI of a written request from Company accompanied with reasonably detailed supporting documents, an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the preparation and negotiation of this Agreement, due diligence efforts by the Company or otherwise in connection with the Merger; provided, however, that the amount payable pursuant to this Section 9.3(b)(i) shall in no event exceed $500,000.

(ii)       If this Agreement is terminated by CGI pursuant to Section 9.1(g) and (1) after the date of this Agreement and prior to such termination, an Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed or otherwise communicated to the Company’s Board of Directors or the Company’s shareholders or their representatives and (2) within 12 months of the date of termination of this Agreement, the Company enters into a definitive agreement with respect to an Acquisition Transaction which Acquisition Transaction is subsequently consummated, the Company shall pay to CGI, within ten Business Days after the receipt by the Company of a written request from CGI accompanied with reasonably detailed supporting documents, an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by CGI in connection with the preparation and negotiation of this Agreement, due diligence efforts by CGI or otherwise in connection with the Merger; provided, however, that the amount payable pursuant to this Section 9.3(b)(ii) shall in no event exceed $500,000.

(iii)       If this Agreement is terminated by CGI pursuant to (x) Section 9.1(b) and the principal cause of the failure of the Merger to occur on or before the End Date is the inability of any the conditions set forth in Section 7.6, Section 7.7, or Section 7.10 to be satisfied as of the End Date or (y) Section 9.1(d), then the Company shall pay to CGI, within ten (10) Business Days after the receipt by the Company of a written request from CGI accompanied with reasonably detailed supporting documents, an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by CGI in connection with the preparation and negotiation of this Agreement, due diligence efforts by CGI or otherwise in connection with the Merger; provided, however, that the amount payable pursuant to this Section 9.3(b)(iii) shall in no event exceed $500,000.

(iv)       If the Company Shareholder Approval has been obtained and thereafter this Agreement is terminated by the Company pursuant to Section 9.1(b) or Section 9.1(e), then CGI shall pay to the Company, within ten (10) Business Days after the receipt by CGI of a written request from the Company accompanied with reasonably detailed supporting documents, an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the preparation and negotiation of this Agreement, due diligence efforts by the Company or otherwise in connection with the Merger; provided, however, that the amount payable pursuant to this Section 9.3(b)(iv) shall in no event exceed $500,000.

(c)       If CGI or the Company fails to pay when due any amount payable by such Party under Section 9.3(a) or Section 9.3(b), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Article X

MISCELLANEOUS PROVISIONS

Section 10.1       Non-Survival of Representations and Warranties. The representations and warranties and covenants of the Company, Merger Sub and CGI contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time; provided, however, the covenants that by their terms survive the Effective Time and this Article X shall survive the Effective Time in accordance with such terms.

Section 10.2       Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and CGI at any time (whether before or after the adoption and approval of this Agreement by the Company’s shareholders or before or after the approval of the issuance of shares of CGI Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, CGI, and Merger Sub.

Section 10.3       Waiver.

(a)       No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)       No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and, in the case of CGI, subject to Section 10.12; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.4       Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.5       Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: each of the Parties irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in the courts set forth in clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8; and (f) agrees not to commence any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions in any court except the courts set forth in clause (a) of this Section 10.5. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.5.

Section 10.6       Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 10.7       Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties; and (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.8       Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties) or (ii) on the date transmitted if sent by email (provided no “bounce back” or similar message of non-delivery is received with respect thereto) to the email addresses set forth beneath the name of such Party below (or such other email address as such Party shall have specified in a written notice given to the other Parties):

if to CGI or Merger Sub:

Cancer Genetics, Inc.
Attention: John A. Roberts, CEO
201 Route 17 North, 2nd Floor
Rutherford, New Jersey 07070
Telephone: 201-528-9200
Facsimile: 201-528-9201
Email: Jay.Roberts@cgix.com

with a copy to:

Lowenstein Sandler LLP

One Lowenstein Dr.

Roseland, NJ 07068

Telephone: (973) 597-2500

Attn: Alan Wovsaniker, Esq.

Email: awovsaniker@lowenstein.com

if to the Company:

StemoniX, Inc.
13300 67th Avenue North

Maple Grove, MN 55311
Telephone: (612) 804-8225 and (763) 614-2210
Attention: Yung-Ping Yeh, CEO, and Andrew D.C. LaFrence, CFO and COO

Email: ping.yeh@stemonix.com and andrew.lafrence@stemonix.com with a copy to:

Taft Stettinuius & Hollister LLP
2200 IDS Center 80 South Eighth St.
Minneapolis, MN 55402
Telephone: (612) 977-8792
Attention: Steve Kozachok, Esq.

Email: skozachok@taftlaw.com

Section 10.9       Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 10.10       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.11       Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be adequate compensation for any loss incurred in connection therewith. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity. Each Party further agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.12       Construction.

(a)       For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)       The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any applicable Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(c)       As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)       Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)       The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided in the virtual data room set up by the providing Party in connection with this Agreement prior to the date hereof.

(f)       References to any specific Governmental Authority or Governmental Body means and includes any successor Governmental Authority or Governmental Body to the one cited, and reference to any specific statutory or regulatory provisions mean and include any successor statutory or regulatory provisions, as the case may be, except as otherwise expressly provided.

(g)       References to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(h)       The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

CANCER GENETICS, INC.

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	President

CGI ACQUISITION, INC.

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	President

STEMONIX, INC.

By:	/s/ Yung-Ping Yeh
Name:	Yung-Ping Yeh
Title:	Chief Executive Officer

[Signature Page To Agreement And Plan Of Merger And Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or CGI, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by the Company, on the one hand, or CGI, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)       any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

(b)       any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c)       any liquidation or dissolution of a Party.

“Anticipated Closing Date” means the anticipated Closing Date (as mutually agreed in good faith by CGI and the Company).

“Applicable Time” shall mean (a) with respect to the prospectus registering the public offering and sale of CGI Common Stock, (i) the time the Form S-4, or any amendment or supplement thereto, is filed with the SEC, (ii) the time the Form S-4 becomes effective under the Securities Act, and (iii) at the Effective Time, and (b) with respect to the Proxy Statement, (i) the time the Form S-4 becomes effective under the Securities Act, (ii) the date the Proxy Statement, or any amendment or supplement thereto, is first mailed to the stockholders of CGI, and (iii) at the time of the CGI Stockholders’ Meeting.

A-1

“Board of Directors” shall mean the board of directors of the Company, CGI, Merger Sub or the Surviving Corporation, as applicable.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“CARES Act” shall mean the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash and Cash Equivalents” shall mean cash and cash equivalents as determined in accordance with GAAP, but excluding deposits under real property and personal property leases and prepaid expenses.

“CGI Associate” shall mean any current or former employee, independent contractor, officer or director of CGI or any of its Subsidiaries.

“CGI Common Stock” shall mean the Common Stock, par value $0.0001 per share, of CGI.

“CGI Contract” shall mean any Contract: (a) to which CGI is a party; (b) by which CGI or any CGI Intellectual Property or any other asset of CGI is or may become bound or under which CGI has, or may become subject to, any obligation; or (c) under which CGI has or may acquire any right or interest.

“CGI Material Adverse Effect” shall mean any effect, change, event, circumstance or development (any such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the CGI Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets or results of operations of CGI; or (b) the ability of CGI to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that none of the following shall be deemed either alone or in combination with any of the following to constitute a CGI Material Adverse Effect: (i) any adverse effect that results from general economic, business, financial or market conditions; (ii) any adverse effect that results from conditions in any of the industries or industry sectors in which CGI operates; (iii) any adverse effect resulting from any epidemic, pandemic or disease outbreak (including COVID-19), act of terrorism, war, national or international calamity or any other similar event; (iv) any adverse effect resulting from any change in any applicable Legal Requirement of any Governmental Body; (v) any changes (after the date hereof) in GAAP; (vi) any adverse effect resulting from any action taken by CGI with the Company’s prior written consent or the taking of any action expressly required by this Agreement; (vii) any Effect resulting from the announcement or pendency of the Merger; and (viii) a decline in CGI’s stock price or change in trading volume of CGI’s stock, in and of itself (it being understood that any cause of any such decline may be deemed to constitute, in and of itself, a CGI Material Adverse Effect and may be taken into consideration when determining whether a CGI Material Adverse Effect has occurred); provided, however, that in the case of the foregoing clauses (i), (ii), (iii) and (iv), such adverse effect does not affect CGI, taken as a whole, in a disproportionate manner as compared to CGI’s industry peers and, in the case of clause (iv) as compared to the Company.

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“CGI Options” shall mean compensatory options to purchase shares of CGI Common Stock issued by CGI.

“CGI Outstanding Equity” shall mean the sum of (i) the number of shares of CGI Common Stock outstanding as of the Effective Time, including the number of shares issued pursuant to any registered financing or financings which may be effected by CGI after the date hereof, but excluding any shares of CGI Common Stock issued, or issuable upon the conversion or exercise of any securities issued or issuable, as applicable, in the Private Placement, plus (ii) the number of shares of CGI Common Stock issuable on a net exercise basis under the in-the-money CGI Warrants, plus (iii) the number of shares of CGI Common Stock issuable on a net exercise basis under in-the-money CGI Options.

“CGI Percentage” shall mean 22%, subject to the Net Cash Adjustment.

“CGI Preferred Stock” shall mean the Preferred Stock, par value $0.0001 per share, of CGI.

A “CGI Triggering Event” shall be deemed to have occurred if: (a) the Board of Directors of CGI shall have failed to recommend that CGI’s stockholders vote to approve the issuance of CGI Common Stock in the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the CGI Board Recommendation; (b) CGI shall have failed to include in the Proxy Statement the CGI Board Recommendation; (c) the Board of Directors of CGI shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (d) CGI shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

“CGI Warrants” shall mean warrants to purchase shares of CGI Common Stock issued by CGI.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the Common Stock, par value $0.0001 per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any Company Intellectual Property or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

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“Company Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets or results of operations of the Company; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that none of the following shall be deemed either alone or in combination with any of the following to constitute a Company Material Adverse Effect: (i) any adverse effect that results from general economic, business, financial or market conditions; (ii) any adverse effect that results from conditions in any of the industries or industry sectors in which the Company; (iii) any adverse effect resulting from any epidemic, pandemic or disease outbreak (including COVID-19), act of terrorism, war, national or international calamity or any other similar event; (iv) any adverse effect resulting from any change in any applicable Legal Requirement of any Governmental Body; (v) any changes (after the date hereof) in GAAP; (vi) any adverse effect resulting from any action taken by the Company with CGI’s prior written consent or the taking of any action expressly required by this Agreement; and (vii) any Effect resulting from the announcement or pendency of the Merger; provided that, in the case of the foregoing clauses (i), (ii), (iii) and (iv), such adverse effect does not affect the Company in a disproportionate manner as compared to the Company’s industry peers and, in the case of clause (iv), as compared to CGI.

“Company Options” shall mean compensatory options to purchase shares of Company Common Stock issued by the Company.

“Company Outstanding Equity” shall mean the sum of (i) the number of shares of Company Common Stock outstanding as of the Effective Time, including the number of shares of Company Common Stock issued or issuable upon conversion of the Company Preferred Stock as contemplated by Section 5.13 and the Company Convertible Notes as contemplated by Section 7.10, plus (ii) the number of shares of Company Common Stock issuable on a net exercise basis under the in-the-money Company Warrants, plus (iii) the number of shares of Company Common Stock issuable on a net exercise basis under in-the-money Company Options.

“Company Percentage” shall mean 78%, subject to the Net Cash Adjustment.

“Company Preferred Stock” shall mean, collectively, the Series A Preferred Stock, and the Series B Preferred Stock.

“Company Public Company Financials” shall mean (a) the Company’s audited balance sheet at December 31, 2019, and 2018 and the Company’s audited statements of operations, cash flows and shareholders’ equity for the years ended December 31, 2019, and 2018, and (b) any other financial statements of the Company as may be required to be included in the Form S-4 and Proxy Statement, in each of clauses (a) and (b) in a form that satisfies all applicable requirements for including in the Form S-4 and Proxy Statement.

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A “Company Triggering Event” shall be deemed to have occurred if: (a) the Board of Directors of the Company shall have failed to recommend that the Company’s shareholders vote or act by written consent to approve this Agreement and the Contemplated Transactions, including the Merger, or shall for any reason have withdrawn or shall have modified in a manner adverse to CGI the Company Board Recommendation; (b) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; or (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

“Company Warrants” shall mean warrants to purchase shares of Company Preferred Stock issued by the Company.

“Company’s Shareholder Agreement” shall mean that certain Fourth Amended and Restated Shareholder Agreement of the Company, dated as of July 24, 2018.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated March 13, 2020 between the Company and CGI.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Legal Requirements.

“Convertible Notes” shall mean the convertible promissory notes of the Company issued pursuant to the Private Placement Memorandum dated May 4, 2020.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“DGCL” shall mean the Delaware General Corporation Law.

“Deemed Outstanding CGI Common Stock” shall mean the outstanding CGI Common Stock (including the CGI Common Stock issuable on a net exercise basis with respect to any in-the-money CGI Options, in-the-money CGI Warrants, in-the-money Company Options, and in-the-money Company Warrants), but without regard to (i) any CGI Securities issued or issuable in the Private Placement and (ii) the shares issued or issuable under any out-of-the money CGI Options, out-of-the money CGI Warrants, out-of-the money Company Options, or out-of-the money Company Warrants. It is also understood that “in-the-money” shall be measured by the price at which the relevant security is converted, convertible or exercisable at the Effective Time.

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“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health and safety or the environment (including ambient air, surface water, ground water, sediment, land surface or subsurface strata) or the protection, preservation, replacement of and payments for damage to, natural resources, including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to a Person shall mean any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employee” within the meaning of section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Ratio” shall mean, subject to Section 1.5(g) the quotient obtained by dividing (a) the total number of Merger Shares by (b) the Company Outstanding Equity.

“Exchange Ratio Calculation Spreadsheet” shall mean the electronic spreadsheet attached hereto as Exhibit E and updated by the Parties within a reasonable period of time prior to the Closing Date (subject to adjustment for any reverse stock split, if applicable).

“Form S-4” shall mean the registration statement on Form S-4 (or any other suitable forms under the Securities Act for registering CGI Common Stock and submitting this Agreement and the Contemplated Transactions for a vote by the holders of CGI Common Stock) to be filed with the SEC by CGI, including (a) a prospectus registering the public offering and sale of CGI Common Stock to holders of Company Capital Stock and Company Warrants in the Merger in exchange for their respective shares of Company Capital Stock and Company Warrants in the Merger, (b) the Proxy Statement to be sent to CGI’s stockholders soliciting proxies for the approval by CGI’s stockholders of the issuance of CGI Common Stock and this Agreement and the Contemplated Transactions at the CGI Stockholders’ Meeting, together with any amendments and supplements to such registration statement, prospectus (including free writing prospectus), or Proxy Statement, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference therein.

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“Governmental Authority” shall mean any foreign or domestic court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or instrumentality or authority or any stock market or stock exchange or other body exercising similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including The NASDAQ Stock Market).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable substance, chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, petroleum and petroleum products, polychlorinated biphenyls, asbestos, radon, poly- and per-fluoroalkyl substances, 1,4 – dioxane and any other pollutant, contaminant or substance commonly viewed as “emerging contaminants.

“Intellectual Property” shall mean any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (1) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures; (2) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (3) all copyrights, copyrights registrations and applications therefor; (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor; (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith; (6) rights of publicity; (7) moral rights and rights of attribution; (8) software, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing; the right to sue for past, present and future infringement, misappropriation, or violation of any of the foregoing; and (9) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

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“IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

“Key Employee” shall mean, (i) with respect to the Company, Yung-Ping Yeh and Andrew D. C. LaFrence, or (ii) with respect to CGI, John A. Roberts and Ralf Brandt.

“Knowledge” shall mean, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including, for the avoidance of doubt, under the authority of The NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“MBCA” shall mean the Minnesota Business Corporation Act.

“Merger Consideration” shall mean, collectively, the Merger Shares and the shares of CGI Common Stock to be reserved for issuance pursuant to Section 1.5(d).

“Merger Shares” shall mean the total number of shares of CGI Common Stock to be issued in the Merger pursuant to Section 1.5(a), determined as follows: (a) the Company Percentage multiplied by (b) the quotient of (i) the CGI Outstanding Equity, divided by (ii) the CGI Percentage, as set forth in the Exchange Ratio Calculation Spreadsheet updated by the Parties within a reasonable period of time prior to the Closing Date, and subject to increase or reduction by the Net Cash Adjustment.

“Multiemployer Plan” shall mean a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

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“Net Cash” means the amount, whether positive or negative, of an entity’s Cash and Cash Equivalents (without regard to any proceeds from the Private Placement), reduced by, without duplication, such entity’s (a) outstanding debt (principal plus interest), (b) accounts payable that have been outstanding for more than one hundred eighty (180) days, (c) subject to Section 9.3(a), expected unpaid and unaccrued fees and expenses associated with, or otherwise due to attorneys, accountants or investment bankers in connection with, the Merger or any financings, and (d) the other items set forth in Exhibit F hereto, in each case measured as of the applicable date required in the Net Cash Schedule, except unpaid and unaccrued fees and expenses associated with the Merger, which shall be estimated through the Anticipated Closing Date.

“Net Cash Adjustment Threshold” means $250,000.

“Net Cash Schedule” shall mean a written schedule prepared and certified by the Chief Financial Officer or other similar officer of an entity, on behalf of the entity and not in his or her personal capacity, setting forth, in reasonable detail, the entity’s good faith estimate of Net Cash as of (a) the end of the most recently completed calendar month preceding the required delivery date of such Net Cash Schedule under Section 5.13(a), and (b) the Anticipated Closing Date, which Net Cash Schedule shall be prepared in a manner substantially consistent with the Net Cash computations for each of CGI and the Company, as applicable, set forth in Exhibit F hereto.

“Ordinary Course of Business” shall mean, in the case of each of the Company, CGI and Merger Sub, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Party” or “Parties” shall mean the Company, Merger Sub and CGI.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall mean any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, including without limitation any information that constitutes “personal data”, “personal information”, or “personally identifiable information” under applicable Data Protection Laws.

“PPPHCEA” shall mean the Paycheck Protection Program and Health Care Enforcement Act signed into law by the President of the United States on April 24, 2020.

“Privacy Contracts” means all Contracts governing privacy, security, data protection, collection, processing, storage, disclosure, or use of Personal Information.

“Privacy Statement” means each past or present privacy notice, disclosure, representation, or promise made in writing and directed to any natural person(s) relating to the collection, storage, security, use, disclosure, transfer, disposal, and other processing of any Personal Information of such natural person(s).

“Proxy Statement” shall mean the proxy and solicitation materials constituting the proxy statement/prospectus/information statement part of the Form S-4 or otherwise communicated to CGI’s or the Company’s shareholders in connection with the Merger or relating to the CGI Stockholders’ Meeting or the Company Shareholder Written Action, including letters to stockholders, notices of meeting and forms of proxy.

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“Relief Payments” shall mean any funds issued by any United States Governmental Authority to an eligible business pursuant to the CARES Act or PPPHCEA.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company with a par value of $0.0001 per share.

“Series B Preferred Stock” shall mean the Series B Preferred Stock of the Company with a par value of $0.0001 per share.

“Shareholder” shall mean each shareholder of the Company, and “Shareholders” shall mean all shareholders of the Company, in each case as determined immediately prior to the Effective Time.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (a) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the Party’s capital stock or (b) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of more than 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (i) was not obtained or made as a direct or indirect result of a material breach of (or in violation of) this Agreement; and (ii) is on terms and conditions that the Board of Directors of CGI or the Company, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable to CGI’s stockholders or the Company’s shareholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

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“Systems” means the software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites and related information technology systems used in connection with the conduct of the business of CGI or the Company.

“Tax” shall mean any federal, state, local, foreign or other tax imposed by a Governmental Body, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, including any charge or assessment in the nature of a tax, and including any fine, penalty, addition to tax or interest thereon, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Treasury Regulations” shall mean the regulations promulgated by United States Department of the Treasury under the Code.

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